EXHIBIT 10.3

WARRANTY AGREEMENT

between

MADISON GAS AND ELECTRIC COMPANY

as Buyer

and

VESTAS-AMERICAN WIND TECHNOLOGY, INC.

as Supplier

for the

TOP OF IOWA PHASE III PROJECT

Dated as of September 29, 2006

Table of Contents

ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.1

Definitions

1.2

Recitals, Articles, Sections and Exhibits

1.3

Gender

1.4

Successors and Assigns

1.5

Day

1.6

Grammatical Forms

1.7

References to Documents

ARTICLE 2 WARRANTY

2.1

Defects

2.2

Notification Requirements

2.3

Remedies for Defects.

2.4

Power Curve

2.5

Sound Level Warranty

2.6

Serial Defects

2.7

Force Majeure or Excusable Event

2.8

Exclusions

2.9

Additional Requirements.

2.10

Remedies Not a Penalty

2.11

Supplier Hazardous Substances

ARTICLE 3 BUYER’S OBLIGATIONS

3.1

Access.

3.2

Safety Rules and Regulations

3.3

Permits and Real Property Rights

3.4

Storage Space

3.5

Supplier’s Parts, Tools and Equipment.

3.6

Hazardous Substances.

3.7

Compliance with Applicable Law, Health and Safety

3.8

Notices

3.9

Monitoring and Diagnostics Systems

3.10

Operations and Management of the Project

3.11

Buyer’s Manager

3.12

Further Assurances

3.13

Replacement Service Provider.

ARTICLE 4 DEFAULT AND TERMINATION

4.1

Supplier Defaults

4.2

Buyer Defaults

4.3

Cure of an Event of Default

4.4

Event of Default Remedies.

4.5

Procedure at Expiration of Defect Warranty Period.

4.6

Disputed Defects

4.7

Survival

ARTICLE 5 TERM

ARTICLE 6 INSURANCE

ARTICLE 7 LIMITATION OF REMEDIES AND LIABILITIES

7.1

Overall Limitation of Liability

7.2

Consequential Damages

7.3

Releases Valid in All Events

7.4

Survival

ARTICLE 8 SUCCESSORS AND ASSIGNS

8.1

Assignment

8.2

Certain Restrictions

8.3

Certain Expenses

8.4

Subcontracts

ARTICLE 9 RESERVED RIGHTS

ARTICLE 10 ARBITRATION

10.1

Arbitration Procedure

10.2

Attorneys’ Fees

10.3

Performance During Dispute

10.4

Third Parties

10.5

Language

10.6

Survival

ARTICLE 11 CONFIDENTIALITY AND PUBLICITY

11.1

Confidential Information

11.2

Publicity

11.3

Survival

ARTICLE 12 INDEMNITY

12.1

Supplier Indemnity

12.2

Buyer Indemnity

12.3

Comparative Negligence

12.4

Availability of Insurance

12.5

Indemnification Procedure

12.6

Survival

ARTICLE 13 GENERAL PROVISIONS

13.1

Waiver

13.2

Right of Waiver

13.3

Notice

13.4

Governing Law

13.5

Consent to Jurisdiction

13.6

Amendments

13.7

Entire Agreement

13.8

Certain Expenses

13.9

No Partnership Created

13.10

Survival

13.11

Further Assurances

13.12

Counterparts

13.13

Headings

13.14

No Rights in Third Parties

13.15

Severability

13.16

Joint Effort

13.17

Effectiveness

13.18

English Language Documents

13.19

Notices, Consents, and Approvals in Writing

List of Exhibits

Exhibit A

List of Wind Turbines Installed at Project Site and Serial Number

Exhibit B

Power Curve Verification Option

Exhibit C

Project Specific Operational Requirements

Exhibit D

Climatic Data Sheet

Exhibit E

Insurance Requirements

Exhibit F

Project Site Description

Exhibit G

Site Plan

Exhibit H

Post Term Parts Warranty Terms and Conditions

Exhibit I

Sound Level Performance Standard

Exhibit J

Sound Level Testing Procedures

WARRANTY AGREEMENT

THIS WARRANTY AGREEMENT is made and entered into as of September 29, 2006 (the “Effective Date”) by and between Vestas-American Wind Technology, Inc., a California corporation (hereinafter “Supplier”), and Madison Gas and Electric Company, a Wisconsin corporation (hereinafter “Buyer”).  Buyer and Supplier are sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS:

A.

WHEREAS, Supplier and Buyer are entering into a Wind Turbine Supply Agreement,  dated as of the date of this Agreement (as the same may be amended, modified or supplemented from time to time, the “Wind Turbine Supply Agreement”), pursuant to which Supplier has agreed to supply certain Turbine Equipment more particularly described in the Technical Specifications attached to the Wind Turbine Supply Agreement which Buyer shall erect and install on certain real property owned or leased by Buyer in Town of Joice, Worth County in the State of Iowa.

B.

WHEREAS, Supplier is required to make certain warranties regarding the Wind Turbines in connection with the supply, delivery and commissioning of the Turbine Equipment described in the Wind Turbine Supply Agreement on the terms and conditions set forth in this Agreement.

C.

WHEREAS, Buyer is purchasing the Wind Turbines in reliance on such warranties being made under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1

Definitions

.  Unless otherwise defined herein, all initially-capitalized terms used in this Agreement (including the preamble and Recitals hereto) and not otherwise defined in the Wind Turbine Supply Agreement shall have the meanings specified below.

“AAA” has the meaning set forth in Section .

“Access” means full, unconditional and free access to and within the Project Site, allowing Supplier and its Affiliates and Subcontractors access to all of the Turbine Equipment, at all times and without prior notice.  “Access” shall include access on the Project Site, up to the Tower door and to and in the immediate vicinity of each of the Wind Turbines, including removal of ice and snow, which makes it possible for Supplier and its Affiliates and Subcontractors to bring and operate all necessary personnel and equipment, including without limitation cranes suitable for removing, repairing, replacing and maintaining any Turbine Equipment.

“Affiliate” means, as to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person in question.  For the purposes of this definition, the concept of “control,” when used with respect to any specified Person, shall signify the possession of the power to direct the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, or otherwise.

“Agreement” means this Warranty Agreement, including all Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time.

“Applicable Laws” means all laws, ordinances, statutes, rules, regulations, orders and decrees of any Governmental Authority having jurisdiction over the Parties hereto, the Project or the Parties’ obligations under this Agreement, as the same may be amended, modified or repealed from time to time.

“Arbitration Notice” has the meaning set forth in Section .

“Balance of Plant Specifications” has the meaning set forth in the Wind Turbine Supply Agreement.

“Balance of Plant Work” has the meaning set forth in the Wind Turbine Supply Agreement.

“Business Day” means every day other than a Saturday, Sunday or a day on which banks are required or authorized by law or executive order to close in the State of Oregon, the State of New York or the State in which the Project is located.

“Buyer” has the meaning in the preamble to this Agreement.

“Buyer Event of Default” has the meaning set forth in Section .

“Buyer Hazardous Substances” has the meaning set forth in Section .

“Buyer Indemnified Party” has the meaning set forth in Section .

“Buyer Parent” means MGE Energy, Inc., a Wisconsin corporation.

“Buyer Parent Guaranty” has the meaning set forth in the Wind Turbine Supply Agreement.

“Buyer Responsible Parties” has the meaning set forth in Section 12.2.

“Buyer’s Manager” has the meaning set forth in Section 3.11.

“Climatic Data Sheet” means the fully-completed climatic data sheet attached as .

“Commissioning Completion Date” has the meaning set forth in the Wind Turbine Supply Agreement.

“Confidential Information” has the meaning set forth in Section .

“Crane Pads” has the meaning set forth in the Wind Turbine Supply Agreement.

“Deemed Commissioning Completion Date” means, with respect to each Wind Turbine, the sixtieth (60th) day after the later of (a) the Guaranteed Delivery Date for such Wind Turbine as of the Effective Date, and (b) the date such Wind Turbine was delivered to the Delivery Point, if, due to the acts or omissions of Buyer, the Commissioning Completion Date for such Wind Turbine has not occurred by such date.

“Defect” means any material defect in design, manufacturing, materials or workmanship or damage (where the damage is caused by Supplier or by any defect for which Supplier or any of its Subcontractors is responsible) in or to the Turbine Equipment or any Part thereof, or any failure of the Turbine Equipment or any Part thereof to comply with the Technical Specifications, excluding in all cases (a) any of the foregoing attributable to or caused by ordinary wear and tear of the Turbine Equipment or any Part thereof and (b) any derating of a Wind Turbine provided for in the Project Specific Operational Requirements.

“Defect Warranty Period” means, with respect to each Wind Turbine, the period commencing on the Commissioning Completion Date for such Wind Turbine, and continuing to and ending on the second (2nd) anniversary of the earlier of the Commissioning Completion Date for such Wind Turbine and the Deemed Commissioning Completion Date for such Wind Turbine, unless terminated earlier pursuant to the terms hereto.

“Defective Part” means any Part that has a Defect.

“Delivery Point” has the meaning set forth in the Wind Turbine Supply Agreement.

“Disclosing Party” has the meaning set forth in Section .

“Dispute” has the meaning set forth in Section 10.1.

“Dollar” or “$” means a dollar of the US.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, environmental release or threatened environmental release of any Hazardous Substance or to health and safety matters, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. §§ 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and any state and local counterparts or equivalents, in each case as amended from time to time.

“Event of Default” means either a Buyer Event of Default or a Supplier Event of Default, as applicable.

“Excusable Event” means the acts or omissions of a Party or such Party’s subcontractors, suppliers, employees, agents or representatives when such acts or omissions delay or interfere with the other Party’s performance of its obligations under this Agreement.

“FAA Lighting” has the meaning set forth in the Wind Turbine Supply Agreement.

“Fees” has the meaning set forth in the Service Agreement.

“Final Commissioning Completion Date” means the Commissioning Completion Date for the final Wind Turbine.

“Financing Party” means any and all lenders providing senior or subordinated construction, interim or long-term debt financing or refinancing to Buyer for the purchase, installation or operation of the Turbine Equipment or the Project.

“Force Majeure Event” means any event which is not within the reasonable control of the Party affected, and with the exercise of due diligence, could not reasonably be prevented, avoided or removed by such Party, and does not result from such Party’s negligence or the negligence of its agents, employees or subcontractors, which causes the Party affected to be delayed, in whole or in part, or unable to partially or wholly perform its obligations under this Agreement (other than a lack of funds or finances or any obligation for the payment of money), including: natural disasters; landslides; drought; fire; flood; extreme weather conditions, including those affecting visibility; during a time when Wind Turbines are to be Commissioned or during start-up testing: wind speeds greater than 20 m/s or less than 4 m/s; during a time when crane lifts of equipment or persons are to be performed: wind speeds greater than 10 m/s; during a time work is to be performed in a Hub: wind speeds greater than 15 m/s; at all other times work is to be performed on the Turbine Equipment, wind speeds greater than 20 m/s; ambient temperatures are outside of the operating parameters for the Wind Turbines described in the Technical Specifications; the interconnected electricity transmission or distribution system, including applicable substations, operating outside of the operating parameters of the Wind Turbines described in the Technical Specifications; wind shear; earthquake; lightning; hail; hurricanes; tornados; tsunamis; ice and ice storms; perils of sea; volcanic activity; epidemic; war (whether declared or undeclared) or other armed conflict; acts of God or the public enemy; riot; explosions; civil disturbance; sabotage; strikes, lockouts or labor disputes (except for strikes, lockouts or labor disputes isolated to the Party claiming Force Majeure); vandalism; terrorism or threats of terrorism; action, ruling, decree or injunction of a Governmental Authority; blockades; accidents in shipping or transportation (but solely to the extent such accident would itself be a Force Majeure Event if the Person shipping or transporting were a party hereto); and the closing of or congestion (beyond reasonably foreseeable levels) in any harbor, dock, port, canal or area adjunct thereto.  Force Majeure Events include the failure of a subcontractor or supplier to furnish labor, services, materials or equipment in accordance with its contractual obligations (but solely to the extent such failure is itself due to a Force Majeure Event).  Force Majeure Events shall not include (a) a Party’s financial inability to perform under this Agreement, (b) a failure of equipment except if caused by a Force Majeure Event, (c) unavailability of spare parts except if caused by a Force Majeure Event or (d) sabotage by employees, agents or any subcontractors of the Party claiming the Force Majeure Event.

“Governmental Authority” means any federal, state, local, municipal or other governmental, regulatory, administrative, judicial, public or statutory instrumentality, court or governmental tribunal, agency, commission, authority, body or entity, or any political subdivision thereof, having legal jurisdiction over the matter or Person in question.

“Guaranteed Delivery Dates” has the meaning set forth in the Wind Turbine Supply Agreement.

“Guaranteed Level” has the meaning set forth in Exhibit B.

“Hazardous Substances” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hub” has the meaning set forth in the Wind Turbine Supply Agreement.

“Indemnified Party” has the meaning set forth in Section .

“Indemnifying Party” has the meaning set forth in Section .

“Losses” has the meaning set forth in the Wind Turbine Supply Agreement.

“Major Component” means the entire part or any sub-component of the following: blades, gear boxes, generators, nacelle bed plate and yaw plate.

“Maximum Liability” has the meaning set forth in the Wind Turbine Supply Agreement.

“Measured Energy Output” or “MEO” has the meaning set forth in Exhibit B.

“Nominal Energy Output” or “NEO” has the meaning set forth in Exhibit B.

“Operating Manual” has the meaning set forth in the Wind Turbine Supply Agreement.

“Other Contractors” means those Persons, other than Supplier, with whom Buyer contracts or subcontracts to perform work in connection with all or any portion of the Project, including operating the Turbine Equipment.  “Other Contractors” includes the contractors providing Balance of Plant Work and may also include Buyer in the event Buyer itself elects to perform any work in connection with the Project.

“Part” means any part or component of the Turbine Equipment.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permit” means any valid waiver, exemption, variance, franchise, permit, authorization, license or similar order of or from, or filing or registration with, or notice to, any Governmental Authority having jurisdiction over the matter in question.

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, governmental or political subdivision or agency thereof.

“Power Curve Verification Option” means the option set forth in Exhibit B.

“Pre-Expiration Inspection” has the meaning set forth in Section .

“Pre-Expiration Inspection Report” has the meaning set forth in Section .

“Project” means an integrated 29.7 megawatt nameplate wind-powered electricity generating plant to be located on the Project Site, consisting of the Turbine Equipment and all structures, facilities, appliances, lines, conductors, instruments, equipment, apparatus, components, roads and other property integrating the entire facility and all other equipment, labor, services and materials to be furnished and/or constructed on the Project Site that is necessary for the operation and maintenance of such plant and for the generation and delivery of wind power therefrom.

“Project Site” means the site described in Exhibit F.

“Project Site Data” has the meaning set forth in the Wind Turbine Supply Agreement.

“Project Specific Operational Requirements” means any requirements for the operation and/or shutdown of the Wind Turbines set forth on , as the same may be amended, modified or supplemented pursuant to Section  of this Agreement.

“Prudent Wind Industry Practices” means, in connection with the repair or replacement of components for wind power generation systems of a type and size and having geographical and climatic attributes similar to the Project, those practices, methods, specifications and standards of safety, performance, dependability, efficiency and economy, generally recognized by industry members in the United States as good and proper, and such other practices, methods or acts which, in the exercise of reasonable judgment by those reasonably experienced in the industry in light of the facts known at the time a decision is made, would be expected to accomplish the result intended at a reasonable cost and consistent with Applicable Laws, reliability, safety and expedition.  Prudent Wind Industry Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be a spectrum of good and proper practices, methods and acts.

“Real Property Rights” means all rights in or to real property, including but not limited to, leases, agreements for use or access, Permits, easements, licenses, rights of way, and utility and railroad crossing rights required to be obtained or maintained in connection with construction or operation of the Project on the Project Site and transmission of electricity to the point of delivery.

“Receiving Party” has the meaning set forth in Section .

“Rules” has the meaning set forth in Section .

“SCADA System” means the remote control and monitoring system for the Wind Turbines, as more particularly described in Exhibit D.2 of the Wind Turbine Supply Agreement.

“Serial Defect Threshold Number” means, with respect to a Major Component, twenty-five percent (25%) of the aggregate number of such Major Component originally installed at the Project, rounded up to the nearest whole number.

“Service Agreement” means that certain Service and Maintenance Agreement by and between Buyer and Supplier to be executed on the Effective Date.

“Site Plan” means the design and layout for the Project, as set forth on Exhibit G.

“Sound Level Performance Standard” means the standard set forth in Exhibit I.

“Sound Level Testing Procedures” means the testing procedures set forth in Exhibit J.

“Storage and Lay-down Areas” has the meaning set forth in the Wind Turbine Supply Agreement.

“Subcontractor” means any subcontractor or supplier of equipment or services to Supplier in connection with the performance of Supplier’s obligations under this Agreement.

“Supplier” has the meaning set forth in the preamble to this Agreement.

“Supplier Event of Default” has  the meaning set forth in Section .

“Supplier Hazardous Substances” has the meaning set forth in Section .

“Supplier Indemnified Party” has the meaning set forth in Section .

“Supplier Parent” means Vestas Wind Systems A/S, a company organized under the laws of the Kingdom of Denmark.

“Supplier Parent Guaranty” has the meaning set forth in the Wind Turbine Supply Agreement.

“Supplier Responsible Parties” has the meaning set forth in Section .

“Technical Specifications” means the technical specifications for the Turbine Equipment more particularly described in Exhibit D of the Wind Turbine Supply Agreement.

“Term” has the meaning set forth in .

“Third Party Controversy” has the meaning set forth in Section .

“Tower” means a Tower as defined in and supplied under the Wind Turbine Supply Agreement.

“Turbine Equipment” means the Wind Turbines, Towers and SCADA System, and shall not include the foundations, electrical infrastructure, substation, FAA Lighting and other components comprising the Balance of Plant Work.

“US” means the United States of America.

“Warranties” means the warranties described in  and Exhibit B.

“Wind Turbines” means the Wind Turbines as defined in and supplied under the Wind Turbine Supply Agreement, which Wind Turbines will be identified by serial number on a list to be attached as  to this Agreement on or before the Final Commissioning Completion Date.

“Wind Turbine Supply Agreement” has the meaning set forth in the Recitals.

“Written Notice” means Written Notice to any Party to this Agreement which is delivered to the other Party in accordance with the terms of Section  hereof.

1.2

Recitals, Articles, Sections and Exhibits

.  References to Recitals, Articles, Sections and Exhibits are, unless otherwise indicated, to Recitals of, Articles of, Sections of and Exhibits to this Agreement.  All Exhibits attached to this Agreement are incorporated herein by this reference and made a part hereof for all purposes.  References to an Exhibit shall mean the referenced Exhibit and any sub-exhibits, sub-parts, components or attachments included therewith.

1.3

Gender

.  As used in this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural, and vice versa.

1.4

Successors and Assigns

.  Unless expressly stated otherwise, references to a Person includes its successors and permitted assigns and, in the case of a Governmental Authority, any Person succeeding to its functions and capacities.

1.5

Day

.  As used in this Agreement, references to “days” shall mean calendar days, unless the term “Business Days” is used.  If the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day.

1.6

Grammatical Forms

.  As used in this Agreement, where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; the words “herein,” “hereunder” and “hereof” refer to this Agreement, taken as a whole, and not to any particular provision of this Agreement; “including” means “including, for example and without limitation,” and other forms of the verb “to include” are to be interpreted similarly.

1.7

References to Documents

.  As used in this Agreement, all references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made.  Any term defined or provision incorporated in this Agreement by reference to another document, instrument or agreement shall continue to have the meaning or effect ascribed thereto whether or not such other document, instrument or agreement is in effect.

ARTICLE 2
WARRANTY

2.1

Defects

.  Supplier warrants to Buyer, subject to the exclusions in Sections  and , that the Turbine Equipment as delivered and Commissioned at the Project Site (a) shall be new at the time of delivery and shall have been manufactured using new components; and (b) shall be free from any Defects during the applicable Defect Warranty Period.

2.2

Notification Requirements

.  Buyer shall promptly (but in any event within five (5) days after obtaining notice or knowledge thereof) notify Supplier of any Defect identified by Buyer by delivering Written Notice to Supplier of a warranty claim.

2.3

Remedies for Defects.

2.3.1

Repair or Replace.  During the applicable Defect Warranty Period, Supplier agrees that it shall remedy Defects by, either repairing Defects, or re-installing or replacing Defective Parts, in its sole discretion and without cost or expense to Buyer.  When a Defective Part has been remedied, Supplier shall be obligated, for the balance of the applicable Defect Warranty Period or one (1) year from the date of remedy of such Defective Part, whichever is longer, to repair Defects, or re-install or replace Defective Parts, in any part previously repaired, re-installed or replaced; provided that in no event shall such obligation extend beyond the date that is one (1) year following the expiration of the applicable Defect Warranty Period.  In order to obtain the benefits of any such warranty extending beyond the applicable Defect Warranty Period, Buyer must comply with the Post Term Parts Warranty Terms and Conditions attached to this Agreement as . Defective Parts that have been replaced under this Agreement shall become and remain the property of Supplier.

2.3.2

Quality of Repairs.  All repairs, replacements and re-installations shall be performed in accordance with Prudent Wind Industry Practices and Applicable Laws, and all parts and components employed in any such work shall be of good and workmanlike quality and shall be new or newly refurbished.

2.3.3

Safety Rules and Regulations

2.3.4

.  During performance of its obligations at the Project Site, Supplier shall, and shall cause its Subcontractors and their respective agents and employees to, comply with Supplier’s safety program attached as Exhibit I.1 to the Wind Turbine Supply Agreement and Supplier’s site rules attached as Exhibit I.2 to the Wind Turbine Supply Agreement.

2.4

Power Curve

.   Subject to the exclusions in Sections  and , and the exercise of the Power Curve Verification Option in accordance with Exhibit B, Supplier warrants that the Measured Energy Output, when measured in accordance with Exhibit B, shall not be less than the Guaranteed Level of the Nominal Energy Output.

2.5

Sound Level Warranty

.  During the Defect Warranty Period for a Wind Turbine, and subject to the exclusions in Sections  and , such Wind Turbine shall comply with the Sound Level Performance Standard when tested in accordance with the Sound Level Testing Procedures.

2.6

Serial Defects

.

2.6.1

If a Defect in a Major Component resulting from a similar failure mode or which otherwise could reasonably be expected to result from the same root cause is discovered prior to the expiration of the Defect Warranty Period for the last Wind Turbine in an aggregate number of such Major Components at the Project equal to or greater than the Serial Defect Threshold Number, Buyer shall provide Written Notice of the same in accordance with Section  of this Agreement.  For purposes of determining whether the Serial Defect Threshold Number has been reached, only failures occurring in a Wind Turbine during the Defect Warranty Period for such Wind Turbine shall be counted.  If Buyer provides such written notice, Supplier may demonstrate to Buyer’s reasonable satisfaction that such Defect is not due to a design or manufacturing fault. If Supplier demonstrates to Buyer’s reasonable satisfaction that such Defect is not due to a design or manufacturing fault and such Defect occurs during the applicable Defect Warranty Period, Supplier shall be liable solely for correcting such Defect in the manner set forth in Section  and shall do so with respect to all Wind Turbines at the Project Site determined to contain such Defect in a Major Component.

2.6.2

If Supplier fails to demonstrate to Buyer’s reasonable satisfaction that the Defect identified pursuant to Section  is not due to a design or manufacturing fault, then it will take the following remedial action.  If such Defect is the result of a manufacturing fault, Supplier shall correct such Defect in the applicable Major Component in the manner provided in Section  with respect to all Wind Turbines at the Project Site for which the applicable Defect Warranty Period has not expired that are determined to contain the same defectively manufactured Major Component regardless of whether or not such Major Component has exhibited the Defect in question.  If such Defect is the result of a design fault, Supplier shall cause the Major Component in question to be repaired, re-designed or retrofitted for all of the Wind Turbines at the Project Site for which the applicable Defect Warranty Period has not expired that are determined to contain the same defectively designed Major Component, regardless of whether or not such Major Component has exhibited the Defect in question.  During the re-design and retrofit process required under this Section , Supplier shall address the cause, and not just the effect, of any Defect in a Major Component.

2.7

Force Majeure or Excusable Event

.

2.7.1

General.  Neither Party will have any liability or be considered to be in breach or default of its obligations under this Agreement to the extent that performance of such obligations or its efforts to cure are delayed or prevented, directly or indirectly, due to a Force Majeure Event or Excusable Event, which in the case of Supplier shall include being relieved from its obligations to repair or remedy a Defect for so long as the performance thereof is delayed or prevented by reason of a Force Majeure Event or Excusable Event; provided that the periods for the Warranties shall not be extended due to any Force Majeure Event or Excusable Event, unless mutually agreed in writing by both Parties.

2.7.2

Procedures.  If either Party, as a result of the occurrence of a Force Majeure Event or Excusable Event, is rendered wholly or partially unable to perform its obligations under this Agreement, such Party shall comply with the following:

(i)

the affected Party shall give the other Party Written Notice describing the particulars of the occurrence, with Written Notice given promptly after the occurrence of the event, and in no event more than five (5) Business Days after the affected Party becomes aware that such occurrence is a Force Majeure Event or Excusable Event; provided, however, that any failure of the affected Party to provide such Written Notice shall not waive, prejudice or otherwise affect such Party’s right to relief under this Section ;

(ii)

the affected Party shall give the other Party Written Notice estimating the event’s expected duration and probable impact on the performance of such Party’s obligations hereunder, and such affected Party shall continue to furnish timely regular reports with respect thereto during the continuation of the event;

(iii)

the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the event;

(iv)

no liability of either Party which arose before the occurrence of the event causing the suspension of performance shall be excused as a result of the occurrence;

(v)

the affected Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party, promptly taking appropriate and sufficient corrective action, including the expenditure of all reasonable sums of money;

(vi)

the affected Party shall use all reasonable efforts to continue to perform its obligations hereunder and to correct or cure the event excusing performance; and

(vii)

when the affected Party is able to resume performance of the affected obligations under this Agreement, the affected Party shall promptly resume performance and give the other Party Written Notice to that effect.

2.7.3

Burden of Proof.  The burden of proof as to whether a Force Majeure Event or Excusable Event has occurred and whether such event excuses a Party from performance under this Agreement shall be upon the Party claiming such Force Majeure Event or Excusable Event.

2.8

Exclusions

.  The Warranties set forth in this Agreement are exclusive and in lieu of all warranties, expressed or implied, of performance, merchantability, fitness for a particular purpose, custom, usage, or otherwise.  There are no other warranties, agreements or understandings, oral or written, that extend beyond those set forth in this Agreement and the Service Agreement with respect to the Turbine Equipment.  Supplier’s obligation to perform its obligations hereunder is conditioned upon payment of the amounts described in the Wind Turbine Supply Agreement and the Fees under the Service Agreement.  No other warranty, oral or written, which might have been given by an employee, agent or representative of Supplier or its Affiliates is authorized by Supplier.  Supplier is not and shall not be held liable or have any obligation under this Agreement for any loss or damage to the Turbine Equipment (or a failure to meet its Warranties) to the extent caused by or arising out of any of the following (except to the extent such loss or damage is the result of acts or omissions of Supplier or its Subcontractors):

2.8.1

Alterations or repairs carried out by Persons not authorized in writing by Supplier;

2.8.2

Conditions at the Project Site, including wind shear, lightning, hail, ice or dust storms, which are outside the applicable operating or design parameters of the Turbine Equipment;

2.8.3

Except as contemplated in Section , services provided by, or the use of materials, layouts and designs, supplied or required by any Person other than Supplier and its Subcontractors;

2.8.4

Ordinary wear, tear, erosion and corrosion;

2.8.5

Vandalism and/or malicious mischief;

2.8.6

Loss of production, loss of profit and other consequential or incidental loss, caused by a Defective Part, except for liquidated damages payable by Supplier under this Agreement;

2.8.7

Buyer’s or any Other Contractor’s acts or omissions except to the extent such acts or omissions were taken at the written direction of Supplier;

2.8.8

The siting, operation or use of Turbine Equipment outside the parameters set forth in the Operating Manual, the service bulletins issued by Supplier, the Project Specific Operational Requirements or the Technical Specifications;

2.8.9

The storage of Turbine Equipment not in accordance with the procedures set forth in Supplier’s Installation Manual or transport instructions;

2.8.10

The failure of the Balance of Plant Work to be constructed in accordance with the requirements of the Wind Turbine Supply Agreement;

2.8.11

A Force Majeure Event;

2.8.12

The failure of Buyer or any Other Contractor to site the Wind Turbines in accordance with the Site Plan;

2.8.13

Application of the brakes to any Wind Turbine for a continuous period of forty-eight (48) hours or more;

2.8.14

Buyer or any Other Contractor having made configuration changes to the operating parameters of the Wind Turbines; or

2.8.15

Disconnection of the Project (at the substation and/or the collection system) from the interconnection utility grid while the Wind Turbines are under load, more than fifty-two (52) times in a consecutive twelve (12) month period.

2.9

Additional Requirements.

2.9.1

Supplier shall advise Buyer in writing, as soon as reasonably possible, of any misuse, abuse, or improper operation of a Wind Turbine of which Supplier or any of its agents, employees or any of its Subcontractors has knowledge; provided, that Supplier shall have no obligation to perform any investigation hereunder beyond what is required by this Agreement or the Service Agreement.  If any damage is caused to the Wind Turbines by any act or event which is excluded from Supplier’s warranty, and the affected Wind Turbines are thereafter repaired or modified to Supplier’s specifications and to Supplier’s reasonable satisfaction, the warranty of such Wind Turbines shall resume upon the completion of such repair or modification; provided that nothing herein shall extend the Defect Warranty Period for a Wind Turbine.

2.9.2

Notwithstanding anything herein to the contrary, Supplier shall not have any responsibility or obligation whatsoever for any of the following, each of which shall be deemed to be Buyer’s sole responsibility: (i) selecting Wind Turbine sites, or related equipment to operate the Turbine Equipment, for purposes of exploiting the available wind resource or (ii) obtaining any contracts, consents, approvals and property rights necessary to sell or deliver electricity produced by the Turbine Equipment.

2.9.3

Buyer represents and warrants to Supplier that all information provided to Supplier by Buyer related to the Project and the Project Site, including the Project Site Data, to the best of Buyer’s knowledge, is true, accurate and complete in all material respects, and Buyer has no knowledge of any other information that would render the Project Site Data inaccurate or misleading in any material respect.  Supplier has received and reviewed the Project Site Data from Buyer and based on such review, Supplier has made a determination that Buyer must comply with the requirements for the operation and shutdown of the Wind Turbines set forth on Exhibit C as a condition to the effectiveness of Supplier’s Warranties under this Agreement.  If it is determined after the Effective Date, that the actual operating conditions at the Project Site differ from the Project Site Data supplied by Buyer, Supplier may impose different or additional operational requirements for the Turbine Equipment in addition to those set forth on Exhibit C (such different or additional operational requirements along with the requirements set forth on Exhibit C are collectively referred to herein as the “Project Specific Operational Requirements”).  Supplier shall act reasonably and in good faith in determining the need for any Project Specific Operational Requirements after the Effective Date and Exhibit C shall be revised as needed to reflect such Project Specific Operational Requirements.  Notwithstanding Supplier’s review of the Project Site Data, it shall be the exclusive responsibility of Buyer to ensure that the Site Plan, wind resource, climatic conditions, topography and Project Site are suitable for the Project and support the power output projections for the Project.

2.10

Remedies Not a Penalty

.  The Parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Buyer as a result of the failure of the Wind Turbines to maintain the Nominal Energy Output or achieve the Sound Level Performance Standard.  It is understood and agreed by the Parties that (i) Buyer shall be damaged by the failure of the Wind Turbines to maintain the Nominal Energy Output or achieve the Sound Level Performance Standard, (ii) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (iii) any sums which would be payable under Exhibit B or Exhibit I are in the nature of liquidated damages, and not a penalty, and are fair and reasonable and (iv) each payment represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from each such failure, and shall, without duplication, be the sole and exclusive measure of damages with respect to any such failure of the Wind Turbines.  Payment of the liquidated damages set forth in Exhibit B and Exhibit I shall, without duplication, constitute the sole and exclusive remedy of Buyer and the sole and exclusive liability and measure of damages of Supplier with respect to the failure of the Wind Turbines to maintain the Nominal Energy Output or achieve the Sound Level Performance Standard.  Once payment of such liquidated damages has been made, Supplier shall be relieved of any and all further liability in respect of such failure.

2.11

Supplier Hazardous Substances

.  Supplier, at its sole cost and expense, shall arrange and contract for the disposal, transportation and reporting of Hazardous Substances brought onto and released at the Project Site by Supplier or its Subcontractors (whether prior to or after the Effective Date) (such Hazardous Substances hereinafter referred to as “Supplier Hazardous Substances”) to the extent required by Applicable Laws, in each case, by licensed, insured, competent and professional contractors in a safe manner and in accordance with Applicable Laws.  As between Buyer and Supplier, Supplier shall be solely liable for any response, removal, investigation, cleanup or other remedial action required by any Applicable Laws related to any Supplier Hazardous Substances.  In the event Supplier encounters the presence of any Supplier Hazardous Substances at the Project Site differing from those ordinarily encountered in the type of work provided for in this Agreement, Supplier shall, to the extent continuing work would be inconsistent with Prudent Wind Industry Practices, Permits or Applicable Law, stop work and promptly report the condition to Buyer. In such event, Supplier shall remove or render harmless, or take other actions necessary to remedy the hazards associated with, the condition such that Supplier can resume work.

ARTICLE 3
BUYER’S OBLIGATIONS

3.1

Access.

  Buyer shall provide Supplier with clear Access to the Project Site, each Wind Turbine and the space next to each Wind Turbine for lay-down, inspection and repairs of parts and equipment, to include snow removal and, if required, sanding.  Buyer shall ensure that all roads, Crane Pads and Storage and Lay-down Areas on the Project Site are maintained in compliance with the standards set forth in the Balance of Plant Specifications.  Any delay incurred by Supplier in fulfilling its obligations as a consequence of Buyer’s failure to meet its obligation to provide Access pursuant to this Agreement shall be accounted from the time of Supplier’s request for Access to the time when Access has been provided.  In addition to the physical access to the Wind Turbines described above, Buyer shall provide Supplier with access to the SCADA System as provided for under Section .

3.2

Safety Rules and Regulations

.  Buyer shall, and shall cause the Other Contractors and their respective agents and employees to, observe all site safety rules and regulations issued by Supplier in compliance with the safety program attached as Exhibit I.1 to the Wind Turbine Supply Agreement and the site rules attached as Exhibit I.2 to the Wind Turbine Supply Agreement.

3.3

Permits and Real Property Rights

.  Buyer shall obtain and maintain all necessary Permits and Real Property Rights required (i) to be obtained in the name of Buyer in order to lawfully operate the Turbine Equipment and perform Buyer’s obligations under this Agreement and (ii) to be obtained in the name of Buyer, if any, in order to enable Supplier to lawfully access the Project Site and the Turbine Equipment.

3.4

Storage Space

.  Buyer shall provide the storage space and other facilities at the Project Site for Supplier to store parts, tools and equipment in connection with the performance of Supplier’s obligations hereunder and under the Service Agreement.

3.5

Supplier’s Parts, Tools and Equipment.

  Buyer shall provide security for Supplier’s Parts and other parts, tools and equipment while in locked storage at the Project Site using the same care to protect the same as an ordinarily prudent person operating a project of a size and nature similar to the Project would use with its own property and shall be responsible for any damage to such property only to the extent resulting from its failure to use such care.  Buyer shall keep Supplier’s Parts and other parts, tools and equipment free and clear of any and all Liens created by or arising through Buyer.

3.6

Hazardous Substances.

 Buyer, at its sole cost and expense, shall arrange and contract for the disposal, transportation and reporting of Hazardous Substances existing on, in or under the Project Site (whether prior to or after the Effective Date) (Hazardous Substances existing on, in or under the Project Site other than Supplier Hazardous Substances hereinafter referred to as “Buyer Hazardous Substances”) to the extent required by Applicable Laws, in each case, by licensed, insured, competent and professional contractors in a safe manner and in accordance with Applicable Laws.  As between Buyer and Supplier, Buyer shall be solely liable for any response, removal, investigation, cleanup or other remedial action required by any Applicable Laws related to any Buyer Hazardous Substances.  In the event Supplier encounters the presence of any Buyer Hazardous Substances at the Project Site differing from those ordinarily encountered in the type of work provided for in this Agreement, Supplier shall, to the extent continuing work would be inconsistent with Prudent Wind Industry Practices, Permits or Applicable Law, stop work and promptly report the condition to Buyer. In such event, Buyer shall remove or render harmless, or take other actions necessary to remedy the hazards associated with, the condition such that Supplier can resume work.

3.7

Compliance with Applicable Law, Health and Safety

.  Buyer shall operate the Turbine Equipment and ancillary equipment (except to the extent required of Supplier in connection with the performance of its obligations under this Agreement) and maintain the Project Site in accordance with the Operating Manual, Prudent Wind Industry Practices, the Technical Specifications, all service bulletins issued by Supplier and all Applicable Laws and shall take all necessary precautions for the health and safety of Supplier’s personnel at the Project Site.

3.8

Notices

.  Upon obtaining knowledge thereof, Buyer shall (i) promptly, but in any event within five (5) days, give Supplier Written Notice of any events or facts or observations that may affect the operation of the Turbine Equipment or the performance of Supplier’s obligations under this Agreement, including any suspected malfunction, damage or Defect which might adversely affect the production or the operational lifetime of the Turbine Equipment, and (ii) immediately notify Supplier verbally (with Written Notice to follow within three (3) days) of any emergency or hazardous condition or occurrence that in any way affects, or could affect, the safe operation of the Turbine Equipment or the Project and the safety of personnel at the Project Site.

3.9

Monitoring and Diagnostics Systems

.  Buyer shall allow Supplier full and complete access to the SCADA System in order for Supplier to monitor the Turbine Equipment and use any data generated by such system.  To facilitate Supplier’s access to the SCADA System, at Buyer’s sole expense, Buyer shall (i) install and maintain a T1 data grade line (or its equivalent) that is capable of supporting the SCADA System and that maintains an uptime equal to information technology industry standards and (ii) provide Supplier with a static public internet protocol (IP) address that is accessible through any internet connection.   Supplier shall be permitted remote client access to the SCADA System to monitor the Turbine Equipment and, subject to the provisions of  hereof, use any Wind Turbine data generated by such system.

3.10

Operations and Management of the Project

.  Day-to-day operation and management of the Project will be conducted by Buyer or an operator of Buyer’s choosing.  Buyer shall ensure that such operation and management will be conducted in accordance with Prudent Wind Industry Practices, all Applicable Laws, the Operating Manual, all service bulletins issued by Supplier, the Technical Specifications and any Project Specific Operational Requirements.

3.11

Buyer’s Manager

.  Buyer shall appoint a single representative, and shall provide prompt Written Notice thereof to Supplier, to act as its manager and coordinator of this Agreement on Buyer’s behalf (the “Buyer’s Manager”).  To the extent practicable, the Buyer’s Manager shall not be replaced without reasonable prior Written Notice to Supplier.  The Buyer’s Manager (i) shall act as the liaison for Buyer’s communications with Supplier, (ii) shall be responsible for receiving all reports due under this Agreement from Supplier and delivering all reports due hereunder to Supplier, (iii) shall have authority to act on behalf of Buyer and (iv) shall have the experience and authority to make reasonably prompt means and methods decisions at the Project Site on a real time basis.  All communications given to or received from the Buyer’s Manager shall be binding on Buyer.  Notwithstanding the foregoing, the Buyer’s Manager shall not have authority to amend or to modify any of the provisions of this Agreement.  Buyer shall at all times keep Supplier informed of the identity of and contact information for the Buyer’s Manager and, to the extent a different individual has responsibility for site safety, environmental issues, emergencies and billing and invoicing, the identity of and contact information for such individuals.

3.12

Further Assurances

.  Buyer shall provide such assistance and support, including interfacing with Governmental Authorities and representatives, as may be requested by Supplier in order to secure any licenses, permits or other approvals Supplier may need to perform its obligations hereunder.

3.13

Replacement Service Provider.

 If the Service Agreement has been terminated and Supplier is not providing services thereunder, the Warranties hereunder shall be conditioned upon Buyer performing, or causing a replacement service provider to perform, the services in accordance with standards of performance equivalent to or higher than the standards of performance as had been applicable to Supplier under the Service Agreement.  Any replacement service provider engaged by Buyer shall have demonstrated experience providing the same or similar services to wind generation facilities of a type and size and having geographical and climatic attributes similar to the Project.  Supplier shall not be liable for any warranty or other claim made by Buyer that resulted from or was caused by the servicing or operation of the Turbine Equipment by such replacement service provider in a manner not in accordance with the applicable performance standards set forth in the Service Agreement.

ARTICLE 4
DEFAULT AND TERMINATION

4.1

Supplier Defaults

.  The occurrence of any one or more of the following events shall constitute an event of default by Supplier hereunder (a “Supplier Event of Default”):

4.1.1

Supplier fails to pay to Buyer any payment required under this Agreement which is not in dispute, and such failure continues for ten (10) days after receipt of Written Notice of such failure;

4.1.2

Any representation or warranty of Supplier contained in this Agreement shall prove to be false or misleading at the time such representation or warranty is made and has a material adverse effect on either Party’s ability to perform its obligations hereunder, and such false or misleading representation or warranty and material adverse effect continue uncured for thirty (30) days after receipt of Written Notice from Buyer;

4.1.3

Supplier or Supplier Parent voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors and, with respect to Supplier Parent, Supplier has not delivered to Buyer another guarantee, bank bond or letter of credit in a form reasonably acceptable to Buyer to replace the Supplier Parent Guaranty;

4.1.4

Insolvency, receivership, reorganization, bankruptcy, or similar proceedings shall have been commenced against Supplier or Supplier Parent and such proceedings remain undismissed or unstayed for a period of ninety (90) days and, with respect to Supplier Parent, Supplier has not delivered to Buyer another guarantee, bank bond or letter of credit in a form reasonably acceptable to Buyer to replace the Supplier Parent Guaranty;

4.1.5

Supplier Parent disavows its obligations under the Supplier Parent Guaranty or Supplier fails to cause the Supplier Parent Guaranty to be maintained in full force and effect and such disavowal or failure continues for ten (10) days after receipt of Written Notice of such disavowal or failure and Supplier has not delivered to Buyer another guarantee, bank bond or letter of credit in a form reasonably acceptable to Buyer to replace the Supplier Parent Guaranty;

4.1.6

Except as otherwise expressly provided for in this Section , Supplier is in material breach of its obligations under this Agreement (other than Supplier’s obligations under Section 2.4 and Exhibit B and Section 2.12 and Exhibit I) and such material breach continues uncured for thirty (30) days after receipt of Written Notice from Buyer; or

4.1.7

A default in respect of Supplier shall have occurred and be continuing beyond the applicable cure period therefor under the Wind Turbine Supply Agreement or the Service Agreement.

4.2

Buyer Defaults

.  The occurrence of any one or more of the following events shall constitute an event of default by Buyer hereunder (a “Buyer Event of Default”):

4.2.1

Buyer fails to pay to Supplier any payment required under this Agreement which is not in dispute, and such failure continues for ten (10) days after receipt of Written Notice of such failure;

4.2.2

Buyer denies Supplier the access required by Section  for reasons not attributable to a Force Majeure Event, and such access is not granted within ten (10) days after receipt of Written Notice thereof from Supplier;

4.2.3

Any representation or warranty of Buyer contained in this Agreement shall prove to be false or misleading at the time such representation or warranty is made and has a material adverse effect on either Party’s ability to perform its obligations hereunder, and such false or misleading representation or warranty and material adverse effect continue uncured for thirty (30) days after receipt of Written Notice from Supplier;

4.2.4

Buyer or Buyer Parent voluntarily commences bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors and, with respect to Buyer Parent, Buyer has not delivered to Supplier another guaranty, bank bond or a letter of credit in a form reasonably acceptable to Supplier to replace the Buyer Parent Guaranty;

4.2.5

Insolvency, receivership, reorganization, bankruptcy, or a similar proceeding shall have been commenced against Buyer or Buyer Parent and such proceeding remains undismissed or unstayed for a period of ninety (90) days and, with respect to Buyer Parent, Buyer has not delivered to Supplier another guaranty, bank bond or a letter of credit in a form reasonably acceptable to Supplier to replace the Buyer Parent Guaranty;

4.2.6

Buyer Parent disavows its obligations under the Buyer Parent Guaranty or Buyer fails to cause the Buyer Parent Guaranty to be maintained in full force and effect in accordance with its terms and such disavowal or failure continues for ten (10) days after receipt of Written Notice of such disavowal or failure and Buyer has not delivered to Supplier another guaranty, bank bond or a letter of credit in a form reasonably acceptable to Supplier to replace the Buyer Parent Guaranty;

4.2.7

Except as otherwise expressly provided for in this Section , Buyer is in material breach of its obligations under this Agreement and such material breach continues uncured for thirty (30) days after receipt of Written Notice from Supplier; or

4.2.8

A default in respect of Buyer shall have occurred and be continuing beyond the applicable cure period therefor under the Wind Turbine Supply Agreement or the Service Agreement.

4.3

Cure of an Event of Default

.  An Event of Default shall be deemed cured only if such default shall be remedied within the relevant time period, if any, specified in Sections  and  after Written Notice has been sent to the defaulting Party from the non-defaulting Party specifying the default and demanding that the same be remedied (provided that the failure of a Party to provide such notice shall not be deemed a waiver of such default).  Notwithstanding the foregoing, in the event of a Supplier Event of Default set forth in Sections 4.1.2, 4.1.4 or 4.1.6 or a Buyer Event of Default set forth in Sections 4.2.3, 4.2.5 or 4.2.7, if such default is not reasonably capable of cure within the relevant cure period set forth therein, if any, but such default is reasonably capable of cure within the additional cure period set forth in this Section , then the default shall not be deemed a Supplier Event of Default or a Buyer Event of Default, as applicable, if the defaulting Party commences to remedy the default within the relevant cure period set forth therein and thereafter diligently pursues such remedy until such default is fully cured; provided, however, that in no event shall such additional period of time for the defaulting Party to effect a cure for any such default exceed one hundred twenty (120) days.  Notwithstanding anything contained herein, there shall be no additional cure period allowed for a breach by Supplier under Section 4.1.5 or by Buyer under Section 4.2.6.  Buyer agrees that it shall not terminate this Agreement in respect of any Supplier Event of Default under Section  occurring with respect to Supplier, but not Supplier Parent, if Supplier Parent shall have (i) cured in all material respects all such Supplier Events of Default (other than under Sections 4.1.3 or 4.1.4) and (ii) if there is then also a Supplier Event of Default under Sections 4.1.3 or 4.1.4, irrevocably assumed this Agreement and the other Contract Documents.  Any such assumption shall be pursuant to a written agreement reasonably acceptable to Buyer.  Supplier agrees that it shall not terminate this Agreement in respect of any Buyer Event of Default under Section  occurring with respect to Buyer, but not Buyer Parent, if Buyer Parent shall have (i) cured in all material respects all such Buyer Events of Default (other than a default under Sections 4.2.4 or 4.2.5) during the applicable cure period, and (ii) if there is then also a Buyer Event of Default under Sections 4.2.4 or 4.2.5, irrevocably assumed all of Buyer’s rights and obligations under this Agreement and the other Contract Documents.  Any such assumption shall be pursuant to a written agreement reasonably acceptable to Supplier.

4.4

Event of Default Remedies.

4.4.1

Termination by Buyer.  Upon the occurrence of a Supplier Event of Default which remains uncured following expiration of any applicable cure period, Buyer, without prejudice to any remedy provided herein or otherwise available at law or in equity, may, by Written Notice to Supplier, terminate this Agreement.  Subject to the remedies set forth in  and  and Exhibit I, (a) the termination of this Agreement will be without prejudice to any other rights or remedies which Buyer may have against Supplier, and (b) no termination of this Agreement shall constitute a waiver, release or estoppel by Buyer of any right, action or cause of action it may have against Supplier.

4.4.2

Termination by Supplier.  Upon the occurrence of a Buyer Event of Default which remains uncured following expiration of any applicable cure period, Supplier, without prejudice to any remedy provided herein or otherwise available at law or in equity, may, by Written Notice to Buyer, terminate, or suspend its performance under, this Agreement.  The termination of, or suspension of performance under, this Agreement shall be without prejudice to any other rights or remedies which Supplier may have against Buyer, and no termination of, or suspension of performance under, this Agreement shall constitute a waiver, release or estoppel by Supplier of any right, action or cause of action it may have against Buyer.

4.5

Procedure at Expiration of Defect Warranty Period.

4.5.1

Pre-Expiration Inspection.  Not later than three (3) months prior to the expiration of the Defect Warranty Period for a Wind Turbine, Buyer shall make, in cooperation with Supplier, an inspection of each Wind Turbine, for the purpose of determining Defects which Supplier will be responsible to rectify pursuant to this Agreement (“Pre-Expiration Inspection”).  Buyer shall provide Supplier with thirty (30) days’ prior Written Notice of the date that the Pre-Expiration Inspection is to take place.  Not later than fifteen (15) days after the Pre-Expiration Inspection has taken place, Buyer shall prepare and deliver to Supplier the results of the Pre-Expiration Inspection in a report setting forth all Defects which, in the reasonable opinion of Buyer, should be rectified by Supplier pursuant to the terms of this Agreement (“Pre-Expiration Inspection Report”).

4.5.2

Remedy of Defects.  Supplier shall within thirty (30) days after the receipt of the Pre-Expiration Inspection Report respond to the possible Defects claimed by Buyer, and in connection therewith Supplier shall deny or accept responsibility in respect of each of the items included in the Pre-Expiration Inspection Report.  Supplier shall rectify Defects which have been claimed by Buyer and accepted by Supplier.  Upon completion of the correction of all such Defects, Supplier shall deliver a written statement to Buyer confirming such completion.

4.6

Disputed Defects

.  Defects which have been claimed by Buyer, but for which Supplier has denied responsibility, shall be reviewed by the Parties, and the Parties will make all reasonable efforts to amicably settle the disputed Defects.  If amicable settlement is not possible, the Parties shall refer the dispute to binding arbitration pursuant to .  The provisions of this Section  shall not relieve Supplier of any liability for Defects that appear and are identified to Supplier within the Term of this Agreement.

4.7

Survival

.  The provisions of this  shall survive the termination or expiration of this Agreement.

ARTICLE 5
TERM

This Agreement shall commence on the Commissioning Completion Date for the first Wind Turbine and shall terminate, unless terminated earlier pursuant to Section , on the second anniversary of the earlier of the Commissioning Completion Date for the last Wind Turbine and the Deemed Commissioning Completion Date for the last Wind Turbine.

ARTICLE 6
INSURANCE

Buyer and Supplier shall each maintain the types and amounts of insurance coverages described in  and shall otherwise comply with the terms and conditions set forth in .

ARTICLE 7
LIMITATION OF REMEDIES AND LIABILITIES

7.1

Overall Limitation of Liability

.  Notwithstanding anything to the contrary contained in this Agreement and without modification of other limits of liability set forth herein, in no event shall Supplier, Supplier Parent and their Affiliates be liable, alone or in the aggregate, to Buyer for any damages, claims, demands, suits, causes of action, losses, costs, expenses and/or liabilities in excess of an amount equal to the Maximum Liability, regardless of whether such liability arises out of breach of contract, guaranty or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory; provided, however, that the preceding limitation of liability shall not apply to, and no credit shall be issued against such liability for: (a) Supplier’s indemnity obligations set forth in  solely as they relate to claims by third parties; or (b) liabilities resulting from (i) the gross negligence of Supplier or its Subcontractors or (ii) willful misconduct of Supplier or its Subcontractors.  Any damages, claims, demands, suits, causes of action, losses, costs, expenses and/or liabilities of Supplier, Supplier Parent and their Affiliates arising under this Agreement and the Wind Turbine Supply Agreement shall be applied towards the foregoing aggregate liability cap (i.e., shall reduce Supplier’s liability under this Agreement on a Dollar for Dollar basis).

7.2

Consequential Damages

.  Notwithstanding anything to the contrary contained in this Agreement, Buyer and Supplier waive all claims against each other (and against the parent companies and Affiliates of each, and their respective members, shareholders, officers, directors, agents and employees) for any consequential, incidental, indirect, special, exemplary or punitive damages (including loss of actual or anticipated profits, revenues or product; loss by reason of shutdown or non-operation; increased expense of operation, borrowing or financing; loss of use or productivity; and increased cost of capital) arising out of this Agreement; and, regardless of whether any such claim arises out of breach of contract, guaranty or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory, and Buyer and Supplier each hereby releases the other and each of such Persons from any such liability.  Notwithstanding the provisions of this Section 7.2, any liquidated damages payable by Supplier under this Agreement shall not be deemed consequential damages.

7.3

Releases Valid in All Events

.  Except in cases of fraud, the Parties intend that the waivers and disclaimers of liability, releases from liability, limitations and apportionments of liability, and indemnity and hold harmless provisions expressed throughout this Agreement shall apply even in the event of the negligence (in whole or in part), strict liability, tort liability, fault or breach of contract (including other legal bases of responsibility such as fundamental breach) of the Party whose liability is released, disclaimed or limited by any such provision, and shall extend to such Party’s Affiliates and their respective partners, shareholders, directors, officers, employees and agents.  Notwithstanding anything herein to the contrary, no waiver, disclaimer, release, limitation or indemnity shall apply or be effective in the event of the willful misconduct, gross negligence or criminal act of the Party attempting to enforce such provision.

7.4

Survival

.  The provisions of this  shall survive the termination or expiration of this Agreement.

ARTICLE 8
SUCCESSORS AND ASSIGNS

8.1

Assignment

.  This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of Supplier and Buyer.  This Agreement, and any rights or obligations hereunder, may only be assigned or otherwise transferred in whole, and not in part.  Further, neither Party may assign this Agreement, or any rights or obligations hereunder, except: (i) upon the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided that Supplier shall have no obligation to consent to any assignment unless the proposed assignee or transferee is (A) a creditworthy entity with a net worth at least equal to the net worth of Buyer on the date of assignment or transfer and (B) not a wind turbine manufacturer or an Affiliate of a wind turbine manufacturer; (ii) to an Affiliate upon prior Written Notice to the other Party, provided, however, that in the case of Buyer such Affiliate is not a wind turbine manufacturer or an Affiliate of a wind turbine manufacturer; (iii) to a Financing Party as collateral security upon prior Written Notice to the other Party; or (iv) to any entity succeeding to all or substantially all of such Party’s assets upon prior Written Notice to the other Party.  Notwithstanding the foregoing, upon any assignment of this Agreement by either Party, the Buyer Parent Guaranty or the Supplier Parent Guaranty, as applicable, will remain in full force and effect until Supplier or Buyer, as applicable, is issued and accepts alternate payment security.   No assignment or other transfer shall relieve either Party of its respective obligations hereunder.  Any assignment not in conformity with this Agreement shall be null and void and shall be deemed to be a material breach of this Agreement.  For purposes of this Agreement, an assignment shall be deemed to include any transfer or sale of all or substantially all of the assets or business of a Party or a merger, consolidation or other transaction that results in a change in control of a Party.

8.2

Certain Restrictions

.  Notwithstanding anything in this  to the contrary, (i) no Party may assign or transfer this Agreement, in whole or in part, unless such assignment or transfer is made together with the Wind Turbine Supply Agreement and the Service Agreement, and (ii) Buyer shall assign or transfer this Agreement to any purchaser of the Project or any Person succeeding to substantially all of Buyer’s interest in the Project.

8.3

Certain Expenses

.  If Supplier incurs any out-of-pocket cost or expense (including attorneys’ fees) in connection with any collateral assignment to or cooperation with any Financing Party, or any regulatory treatment or approval sought by Buyer related to this Agreement or the Project, Buyer shall pay Supplier for such reasonable costs and expenses upon demand therefor.

8.4

Subcontracts

.  Buyer hereby agrees that Supplier may subcontract to a third party all or a portion of the work to be performed hereunder, but the use of any Subcontractors shall not relieve Supplier of its responsibilities and obligations under this Agreement nor relieve Supplier in any way from any liability arising hereunder.

ARTICLE 9
RESERVED RIGHTS

Supplier reserves the right (i) to make changes and improvements in its equipment and products without incurring any obligation to make such changes and improvements to the Turbine Equipment; and (ii) to change the terms of the warranty it provides to buyers in the future without incurring any right or obligation to make the revised terms applicable to the Turbine Equipment.  The provisions of this  shall survive the termination or expiration of this Agreement.

ARTICLE 10
ARBITRATION

10.1

Arbitration Procedure

.  Any controversy, claim or dispute between the Parties hereto arising out of or related to this Agreement, or the alleged breach, termination, or invalidity hereof (“Dispute”), will be submitted for arbitration before a single arbitrator in accordance with the provisions contained herein and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration (“Rules”) (but such arbitration shall not be required to be conducted under the auspices of AAA); provided, however, that notwithstanding any provisions of such Rules, the Parties shall have the right to take depositions (up to three (3) per Party) and obtain documents from the other Party regarding the subject matter of the arbitration.  Experts retained by a Party for the Dispute shall prepare reports in accordance with Fed. R. Civ. P. 26, which reports shall be exchanged as directed by the arbitrator.  Further discovery of expert witnesses shall be permitted at the discretion of the arbitrator.  If the Parties cannot agree upon an arbitrator within twenty (20) days following the service of the Arbitration Notice, then the arbitrator shall be selected pursuant to 9 U.S.C. sec. 5 or applicable state law.  Any Party desiring arbitration shall serve on the other Party its notice of intent to arbitrate (“Arbitration Notice”).  The Arbitration Notice shall be made within a reasonable time after the Dispute has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such Dispute would be barred by the applicable statute of limitations.  All arbitration shall take place in the City of Chicago, Illinois, unless otherwise agreed to by the Parties.  Each Party shall be required to exchange documents to be used in the arbitration proceeding not less than fifteen (15) days prior to the arbitration or as directed by the arbitrator.  The Parties shall use all commercially reasonable efforts to conclude the arbitration as soon as practicable.  The arbitrator shall determine all questions of fact and law relating to any Dispute hereunder, including but not limited to whether or not any Dispute is subject to the arbitration provisions contained herein.  The arbitration proceedings provided hereunder are hereby declared to be self-executing, and it shall not be necessary to petition a court to compel arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

10.2

Attorneys’ Fees

.  In any arbitration or litigation to enforce the provisions of this Agreement, the prevailing Party in such action shall be entitled to the recovery of its reasonable legal fees and expenses (including reasonable attorneys’ fees and legal costs), fees of the arbitrator, costs and expenses such as expert witness fees, as fixed by the arbitrator or court without necessity of noticed motion.

10.3

Performance During Dispute

.  Subject to Section  with respect to a termination of this Agreement and the right to suspend performance of obligations hereunder, while any controversy, dispute or claim arising out of or relating to this Agreement is pending, Buyer and Supplier shall continue to perform their obligations hereunder notwithstanding such controversy, dispute or claim.

10.4

Third Parties

.  If a controversy, claim, dispute or difference arises between Buyer and Supplier which is subject to the arbitration provisions hereunder and there exists or later arises a controversy, claim, dispute or difference between Buyer and/or Supplier and any third party arising out of or related to the same transaction or series of transactions (“Third Party Controversy”), Buyer or Supplier shall be entitled to require that (i) the other Party be joined as a party to any arbitration of such Third Party Controversy being pursued with such third party and Supplier or Buyer (as the case may be) shall permit, and cooperate in, such joinder or (ii) the third party be joined as a party to the arbitration proceeding hereunder; provided, however, that for purposes of clause (i) above, the third party must be a party to an agreement with Supplier or Buyer, or an Affiliate of Supplier or Buyer, which provides for arbitration of disputes thereunder in accordance with rules and procedures substantially the same in all material respects as provided for herein; and provided, further that for purposes of clause (ii) above, the third party consents to such joinder within ten (10) days after an Arbitration Notice has been filed.  Once a third party is joined to a dispute hereunder pursuant to this Section , such third party shall be entitled to treatment as a Party for purposes of the arbitration procedures of this .

10.5

Language

.  All arbitration proceedings shall be conducted in the English language.

10.6

Survival

.  The provisions of this  shall survive the termination or expiration of this Agreement.

ARTICLE 11
CONFIDENTIALITY AND PUBLICITY

11.1

Confidential Information

.

11.1.1

A Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) certain non-public information of a sensitive commercial nature, including the terms and conditions of this Agreement and all technical, product, marketing, financial, personnel, planning, and other information (“Confidential Information”).  Confidential Information marked “confidential,” “proprietary,” or similar language may be orally so designated or may not be marked or designated but is nevertheless non-public information of such Disclosing Party.  Confidential Information is received by the Receiving Party in confidence and in trust.  Accordingly, the Receiving Party shall use the Disclosing Party’s Confidential Information only as expressly permitted by this Agreement and shall limit the disclosure of Confidential Information to consultants, auditors, employees, subcontractors or agents of the Receiving Party or any Financing Party who have a need to know such Confidential Information for purposes expressly authorized by this Agreement and who are bound in writing by confidentiality terms no less restrictive than those contained herein; provided, that the Receiving Party shall use commercially reasonable efforts to coordinate with the Disclosing Party prior to the dissemination of Confidential Information to such parties and shall give the Disclosing Party a reasonable opportunity to object to such dissemination on the grounds that the proposed type or category of Confidential Information is not being disseminated on a “need-to-know” basis.  The Receiving Party shall provide to the Disclosing Party copies of its written confidentiality agreements entered into with its consultants, auditors, employees, subcontractors or agents (and in the case of Buyer, the Financing Party) prior to any disclosure to such parties.  Nothing in this Section  shall prohibit either Party from disclosing to third parties the fact that it has entered into this Agreement with the other Party, or to the extent disclosure of information is required in connection with either Party’s application for Permits.  Notwithstanding anything to the contrary contained herein, the Receiving Party may disclose Confidential Information to the extent required to comply with an order of a Governmental Authority with appropriate jurisdiction or as required to be disclosed under Applicable Law or any securities exchange requirement, provided that:

(i)

if the Receiving Party receives such an order, it shall promptly provide a copy of such order to the Disclosing Party, and the Disclosing Party shall have the right to seek to obtain a protective order or other remedy preventing or limiting disclosure.  If such protective order or other remedy is not obtained, the Receiving Party shall furnish only that portion of the Confidential Information that it is advised in writing by counsel that it is legally required to disclose.  The Receiving Party shall use diligent efforts to cooperate with the Disclosing Party in its efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information; and

(ii)

if the Receiving Party is required to make a disclosure of Confidential Information pursuant to any Applicable Law or any securities exchange requirement, the Receiving Party shall first seek confidential treatment of such Confidential Information, and in all such cases, the Disclosing Party shall have the right to approve the description of such Confidential Information being disclosed.

11.1.2

The Receiving Party shall notify the Disclosing Party immediately if the Receiving Party learns of any misappropriation or misuse of the Confidential Information and shall cooperate with the Disclosing Party to prevent such misappropriation or misuse.  The Receiving Party shall return to the Disclosing Party all Confidential Information upon written request or upon expiration or termination of this Agreement and shall certify in writing that it has done so.

11.2

Publicity

.  Neither Buyer nor Supplier shall publish any drawing, photograph, video or film or directly or indirectly disclose any information relating to the work to be performed under this Agreement to the press, radio, television or other news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) and subject to such reasonable conditions as may be prescribed by such Party.

11.3

Survival

.  The provisions of this  shall survive the termination or expiration of this Agreement.

ARTICLE 12
INDEMNITY

12.1

Supplier Indemnity

.  Supplier hereby agrees to indemnify, defend and hold harmless Buyer and any Financing Party and any of their respective officers, agents, shareholders, partners, members, employees, representatives, consultants, advisors and/or their respective assigns (each a “Buyer Indemnified Party”), from and against any and all Losses incurred or suffered by Buyer or any Buyer Indemnified Party for (a) any violation of any Applicable Law or Permit to be complied with hereunder by any Supplier Responsible Party; (b) injury to or death of persons including employees of Supplier; and (c) any loss of or physical damage to the property of any Buyer Indemnified Party or any third parties to the extent not covered by Buyer’s insurance, and to the extent they are the result of the intentional or negligent acts or omissions of Supplier, its Subcontractors or any Person or entity directly employed by either of them, or any Person or entity for whose acts any of them are liable during the performance of Supplier’s obligations under this Agreement (collectively, the “Supplier Responsible Parties”); provided, however, that Supplier shall have no liability for damages to the proportionate extent resulting from any Buyer Responsible Party’s performance or non-performance under this Agreement or the negligence or willful misconduct of any Buyer Responsible Party.  The Parties agree that obligations giving rise to the payment of liquidated damages under this Agreement shall not give rise to a claim of indemnity under this Section .

12.2

Buyer Indemnity

.  Buyer hereby agrees to indemnify, defend and hold harmless Supplier and the Subcontractors and any of their respective officers, agents, shareholders, partners, members, Affiliates, employees, representatives, consultants, advisors and/or their respective assigns (each a “Supplier Indemnified Party”), from and against any and all Losses incurred or suffered by Supplier or any Supplier Indemnified Party for (a) any violation of any Applicable Law or Permit to be complied with hereunder by any Buyer Responsible Party; (b) injury to or death of persons including employees of Buyer; and (c) any loss of or physical damage to the property of any Supplier Indemnified Party or any third parties, to the extent not covered by Supplier’s insurance, and to the extent arising out of or resulting from (i) the intentional or negligent acts or omissions of Buyer, its subcontractors, or any Person or entity directly employed by either of them, or any Person or entity for whose acts any of them are liable during performance of Buyer’s obligations under this Agreement (collectively, “Buyer Responsible Parties”), or (ii) claims by third parties regarding the Turbine Equipment or the performance thereof after the Commissioning Completion Date which claims are not attributable to defects or breaches of warranties by Supplier under the Wind Turbine Supply Agreement or under this Agreement; provided, however, that Buyer shall have no liability for any Losses to the proportionate extent resulting from any Supplier Responsible Party’s performance or non-performance under this Agreement or the negligence or willful misconduct of any Supplier Responsible Party.

12.3

Comparative Negligence

.  It is the intent of the Parties that where, as between the Parties, negligence is determined to have been joint or contributory, principles of comparative negligence will be followed and each Party shall bear the proportionate cost of any loss, damage, expense or liability attributable to that Party’s negligence.

12.4

Availability of Insurance

.  Notwithstanding anything to the contrary in Section  or Section , neither Party will be required to provide any indemnification to the other Party for any Losses when and to the extent that insurance proceeds are available therefor.

12.5

Indemnification Procedure

.  When a Party hereunder (“Indemnifying Party”) is required to indemnify the other Party (“Indemnified Party”) in accordance with this , the Indemnifying Party will assume on behalf of such Indemnified Party, and conduct with due diligence and in good faith, the defense of any claim against such Indemnified Party, whether or not the Indemnifying Party will be joined therein, and the Indemnified Party will cooperate with the Indemnifying Party in such defense.  The Indemnifying Party will be in charge of the defense and settlement of such claim; provided, that without relieving the Indemnifying Party of its obligations hereunder or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such claim, but the fees and expenses of such counsel will be at the expense of such Indemnified Party, except in the event that (a) the Indemnified Party will have reasonably concluded, acting in good faith and on the advice of counsel, that there exists a material conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim (in which case the Indemnifying Party will not have the right to control the defense or settlement of such claim, on behalf of such Indemnified Party), or (b) the Indemnifying Party will not have employed counsel to assume the defense of such claim within a reasonable time after notice of the commencement of an action thereon, in which case the fees and expenses of counsel will be paid by the Indemnifying Party.  No Indemnifying Party will settle any such claims or actions in a manner which would require any action or forbearance from action by any Indemnified Party without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

12.6

Survival

.  The provisions of this  shall survive the termination or expiration of this Agreement.

ARTICLE 13
GENERAL PROVISIONS

13.1

Waiver

.  No delay or omission by the Parties in exercising any right or remedy provided for in this Agreement shall constitute a waiver of such right or remedy nor shall it be construed as a bar to or waiver of any such right or remedy on any future occasion.

13.2

Right of Waiver

.  Each Party, in its sole discretion, shall have the right, but shall have no obligation, to waive, defer or reduce any of the requirements to which the other Party is subject under this Agreement at any time; provided, however, that neither Party shall be deemed to have waived, deferred or reduced any such requirements unless such action is in writing and signed by the waiving Party.  A Party’s exercise of any rights hereunder shall apply only to such requirements and on such occasions as such Party may specify and shall in no event relieve the other Party of any requirements or other obligations not so specified.

13.3

Notice

.  Any notice or invoice required or authorized to be given hereunder or any other communications between the Parties provided for under the terms of this Agreement shall be in writing (unless otherwise provided) and shall be served personally or by reputable next Business Day express courier service or by facsimile transmission addressed to the relevant Party at the address stated below or at any other address notified by that Party to the other as its address for service.  Any notice so given personally shall be deemed to have been served on delivery, any notice so given by express courier service shall be deemed to have been served the next Business Day after the same shall have been delivered to the relevant courier, and any notice so given by facsimile transmission shall be deemed to have been served on transmission and receipt of confirmation of successful transmission during normal business hours.  As proof of such service it shall be sufficient to produce a receipt showing personal service, the receipt of a reputable courier company showing the correct address of the addressee or an activity report of the sender’s facsimile machine showing the confirmation of successful transmission.

The Parties’ addresses for notice and service are:

To Buyer:	Madison Gas and Electric Company 133 South Blair Street Madison, WI 53703 Attention: Gregory A. Bollom, Assistant Vice President – Energy Planning Telephone: (608) 252-4748 Facsimile: (608) 252-7098
To Supplier:	Vestas-American Wind Technology, Inc. 1881 SW Naito Parkway, Ste. 100 Portland, OR 97201 Attention: President Telephone: (503) 327-2000 Facsimile: (503) 327-2001

13.4

Governing Law

.  This Agreement and all matters arising hereunder or in connection herewith shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than Section 5-1401 of the New York General Obligations Law).

13.5

Consent to Jurisdiction

.  Each of the Parties hereby irrevocably consents and agrees that any legal action or proceedings brought to enforce any arbitral award granted pursuant to  may be brought in the United States or New York state courts located in the borough of Manhattan, and by execution and delivery of this Agreement, each of the Parties hereby (i) accepts the jurisdiction of the foregoing courts for purposes of enforcement of any such arbitral award, (ii) irrevocably agrees to be bound by any final judgment (after any appeal) of any such court with respect thereto, and (iii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect hereto brought in any such court, and further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum.  Each of the Parties agrees that a final judgment (after any appeal) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner to the extent provided by law.

13.6

Amendments

.  This Agreement may be modified or amended only by an instrument in writing signed by the Parties hereto.

13.7

Entire Agreement

.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous discussions, agreements and commitments between the Parties with respect hereto, and any prior and contemporaneous confidentiality agreements executed by the Parties in respect of the transactions contemplated by this Agreement.  There are no agreements or understandings between the Parties respecting the subject matter hereof, whether oral or written, other than those set forth herein, and neither Party has relied upon any representation, express or implied not contained in this Agreement.

13.8

Certain Expenses

.  If Supplier incurs any out-of-pocket cost or expense (including attorneys’ fees) in connection with any collateral assignment to or cooperation with any Financing Party, Buyer shall pay Supplier for such reasonable costs and expenses upon demand therefor.

13.9

No Partnership Created

.  Supplier is an independent contractor and nothing contained herein shall be construed as constituting any relationship with Buyer other than that of purchaser and independent contractor, nor shall it be construed as creating any relationship whatsoever between Buyer and Supplier, including employer/employee, partners or joint venture parties.

13.10

Survival

.  All provisions of this Agreement that are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement shall remain in effect and be enforceable following such expiration or termination.  The provisions of this  shall survive expiration or termination of this Agreement.

13.11

Further Assurances

.  Supplier and Buyer agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.  Until such time as a debt or equity financing with respect to the Project shall be in place, all references herein to the Financing Party, and all requirements for the concurrence, consent or approval of any such Party for any action or inaction hereunder, shall be of no force and effect.

13.12

Counterparts

.  This Agreement may be executed by the Parties in one or more counterparts, all of which taken together shall constitute one and the same instrument.  The facsimile signatures of the Parties shall be deemed to constitute original signatures, and facsimile copies hereof shall be deemed to constitute duplicate originals.

13.13

Headings

.  The headings to Articles, Sections and Exhibits of this Agreement are for ease of reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained herein.

13.14

No Rights in Third Parties

.  Except as otherwise expressly provided herein, this Agreement and all rights hereunder are intended for the sole benefit of the Parties hereto and shall not imply or create any rights on the part of, or obligations to, any other Person.

13.15

Severability

.  The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

13.16

Joint Effort

.  Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.  Any rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, or any amendments or Exhibits hereto.

13.17

Effectiveness

.  This Agreement shall be effective on, and shall be binding upon, the Parties hereto upon the full execution and delivery of this Agreement, as of the Effective Date.

13.18

English Language Documents

.  Any document, manual, certificate or notice required or authorized to be given hereunder for the operation of the Project shall be provided in the English language.

13.19

Notices, Consents, and Approvals in Writing

.  Except as otherwise expressly provided herein, any consents, authorizations, notices and approvals contemplated herein shall be in writing.

 [SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

“Supplier”

VESTAS-AMERICAN WIND TECHNOLOGY, INC.,

a California corporation

By: /s/ Jens Soby

Name:  Jens Soby

Title:

President

By: /s/ Stephen Wieland

Name:  Stephen Wieland

Title:

Business Development Manager

“Buyer” MADISON GAS AND ELECTRIC COMPANY, a Wisconsin corporation By: /s/ Scott A. Neitzel Name: Scott A. Neitzel Title: Vice President – Energy Supply

Exhibit A

List of Wind Turbines Installed at Project Site and Serial Number

Not Available

Exhibit B

Power Curve Verification Option

This Exhibit B sets out the Power Curve Verification Option and the Measurement Test Standards and Power Curve Liquidated Damages applicable thereto.

Definitions.  Initially-capitalized terms used herein without other definition shall have the meanings specified in Article 1 of the Warranty Agreement (the “Agreement”) to which this Exhibit B is attached, unless the context requires otherwise.  In addition, the following terms shall have the following respective meanings:

“Guaranteed Level” or “GL” shall mean the guaranteed level of NEO, which shall be equal to the lesser of (i) 95% and (ii) 100% minus the percentage for average uncertainty for the Nominated Wind Turbines as calculated in accordance with the Measurement Test Standards.

“IEC 61400-12-1” shall mean “Power Performance Measurements of Electricity Producing Wind Turbines”, International Electrotechnical Commission, International Standard IEC 61400-12-1 First edition 2005-12.

“Independent Tester” shall mean any of the following independent companies: Risø, Tripod, Windtest, Garrad Hassan America, Inc., or Global Energy Concepts, which companies are hereby approved by the Parties to conduct the Measurement Tests, or another qualified independent company mutually agreed by Supplier and Buyer.

“Initial Measurement Test” shall mean the initial test of the Nominated Wind Turbines conducted by Buyer in accordance with the Measurement Test Standards.

“ISO Guide” shall mean “Guide to the Expression of Uncertainty in Measurement”, International Organization for Standardization, First edition 1995, ISBN 92-67-10188-9.

“MEASNET” shall mean “Power Performance Measurement Procedure, Version 3”, MEASNET, November 2000.

“Measured Energy Output” or “MEO” shall mean, with respect to any Measurement Test, the average measured energy output for the Nominated Wind Turbines, being the average of the MEOi for the tested Nominated Wind Turbines.  In the absence of a Measurement Test, the MEO shall be deemed to be equal to the GL of the NEO.

“Measurement Test” shall mean the Initial Measurement Test or any Remeasurement Test.

“Measurement Test Standards” shall collectively mean the following: (i) IEC 61400-12-1, utilizing database B (which, pursuant to Paragraph 7.4 of IEC 61400-12-1, does not include power loss due to cut-out hysteresis), (ii) MEASNET, and (iii) ISO Guide.

“MEOi” shall mean, with respect to a Measurement Test on Nominated Wind Turbine number i, the results of such test, expressed as MWh/Year or kWh/Year, as calculated by multiplying the nominal wind speed distribution in column C of Schedule 1 by the measured power curve for such Nominated Wind Turbine.  In the absence of a Measurement Test, the MEOi shall be deemed to be equal to the GL of the NEO.

“N” shall mean the total number of Wind Turbines at the Project Site.

“Nominal Energy Output” or “NEO” shall mean 6,296,858, which represents the theoretical annual energy output expressed as kWh/Year, as calculated by multiplying the nominal wind speed distribution set forth in column B of Schedule 1 by the warranted power curve set forth in column D of Schedule 1.

“Nominated Wind Turbines” shall mean the Wind Turbines reasonably selected by Buyer and Supplier in consultation with an Independent Tester, in accordance with the criteria and methodology set forth herein, which Wind Turbines are agreed to be representative of all Wind Turbines at the Project Site.  Such Nominated Wind Turbines shall not include any electrical equipment beyond the busbar connection at the base of each Nominated Wind Turbine.

“Performance Warranty Period” shall mean the period commencing on the Commissioning Completion Date for the last Nominated Wind Turbine, and continuing to and ending on the second (2nd) anniversary of the earlier of the Final Commissioning Completion Date and the final Deemed Commissioning Completion Date, unless terminated earlier pursuant to the terms hereof.

“Power Curve” shall mean the power curve attached hereto and incorporated herein by this reference as Schedule 1.

“Power Curve Liquidated Damages ” or “PCLD” shall mean $20,000 USD per Wind Turbine, for each one percent (1.0%) (prorated for fractions thereof) to compensate for the negative difference between MEO and the GL of the NEO.

“Remeasurement Test” shall mean, after the Initial Measurement Test, any test of the Nominated Wind Turbines conducted by the Independent Tester in accordance with the Measurement Test Standards.

Power Curve Verification Option

At any time prior to the date that is nine (9) months after the Commissioning Completion Date of the last Nominated Wind Turbine, Buyer may exercise its option to have the Power Curve verified by providing Written Notice to Supplier specifying a date no later than sixty (60) days after such notice for commencement of the Initial Measurement Test; provided however that no Measurement Test may be performed on a Nominated Wind Turbine during the first thirty (30) days immediately following Commissioning Completion of such Nominated Wind Turbine.  On and after the date that is nine (9) months after the Commissioning Completion Date of the last Nominated Wind Turbine, Buyer shall no longer have the right to request a verification of the Power Curve.  The verification of the Power Curve is to be performed by the Independent Tester and is not included as a Supplier obligation under the Agreement.

Nominated Wind Turbine Selection Methodology

Within ninety (90) days following the Effective Date of the Agreement, Buyer and Supplier in consultation with an Independent Tester shall agree on the locations of the Nominated Wind Turbines.  There shall be at least three (3) Nominated Wind Turbines, and the locations of the Nominated Wind Turbines shall be chosen so that they comply with the requirements set forth in Annex A and Annex B of IEC 61400-12-1.  Only unobstructed Wind Turbines within two (2) to four (4) rotor diameters of the reference met mast(s) can be selected as Nominated Wind Turbines.  Buyer and Supplier in consultation with an Independent Tester shall agree on the location of the reference met mast(s).

Should any Nominated Wind Turbine location that has been selected not conform to the requirements set forth in Annex B of IEC 61400-12-1, then Buyer shall arrange and cause to have a site calibration performed by the Independent Tester at all of the Nominated Wind Turbine locations.

The site calibration will be performed in accordance with Annex C of IEC 61400-12-1.  This site calibration shall be completed not later than two (2) weeks before the commencement of installation of the relevant Nominated Wind Turbine.  In the event that one or more of the Nominated Wind Turbines is to be located on a site that has topography that deviates substantially from the site selection criteria contained in Annex B of IEC 61400-12-1, Section 4.9 of MEASNET will apply to all Nominated Wind Turbines.

If, during the ninety (90) day period referenced above, Buyer and Supplier are unable to agree on the Nominated Wind Turbines and/or whether such Nominated Wind Turbines are in locations that deviate substantially from the site selection criteria stated in Annex B of IEC 61400-12-1, the Independent Tester shall make the final judgment with regard to such matters.

Initial Measurement Test

Provided that Buyer has timely exercised its option to verify the Power Curve, at any time after the thirtieth (30th) day following Commissioning Completion of the last Nominated Wind Turbine and before the date that is twelve (12) months after such thirtieth (30th) day, but only during an ice-free period, Buyer may cause the Independent Tester to perform the Initial Measurement Test in accordance with the Measurement Test Standards.  If the results of the Initial Measurement Test indicate that the MEO is equal to or greater than the GL of the NEO, the Power Curve will have been successfully verified, no further Measurement Tests shall be conducted and Supplier shall have no liability for the payment of Power Curve Liquidated Damages hereunder.  If the results of the Initial Measurement Test indicate that the MEO is less than the GL of the NEO, Supplier may conduct a Remeasurement Test in accordance with the following section.  If the Initial Measurement Test is passed, Buyer shall bear all costs and expenses for the Initial Measurement Test and any site calibration conducted in connection therewith.  Except as otherwise provided herein, if the Initial Measurement Test is failed, Supplier shall bear all costs and expenses for the Initial Measurement Test, any Remeasurement Tests and any site calibration conducted in connection therewith.

Remeasurement Test(s)

If the results of the Initial Measurement Test indicate that the MEO is less than the GL of the NEO, Supplier may, during the remainder of the Performance Warranty Period, adjust the Nominated Wind Turbines and cause the Independent Tester to conduct one or more Remeasurement Tests of the Nominated Wind Turbines.  Buyer shall reasonably cooperate with Supplier and the Independent Tester in connection with the performance of any such Remeasurement Test(s).

If at any time prior to expiration of the Performance Warranty Period, the results of any Remeasurement Test indicate that the MEO is equal to or greater than the GL of the NEO, then the Power Curve will have been successfully verified, no further Measurement Tests shall be conducted and Supplier shall have no liability for the payment of Power Curve Liquidated Damages hereunder.  If after the expiration of the Performance Warranty Period, Supplier has failed to demonstrate pursuant to one or more Remeasurement Tests that the MEO is equal to or greater than the GL of the NEO, Supplier shall pay Buyer Power Curve Liquidated Damages.

Supplier shall pay Power Curve Liquidated Damages, if any, to Buyer within thirty (30) days after the date on which the Parties have approved the calculation made pursuant to the following Section; provided that if there is a good faith dispute between the Parties regarding the calculation or the responsibility for the failure, Supplier shall pay the undisputed portion of the Power Curve Liquidated Damages and the balance, if any, shall be paid upon resolution of such dispute pursuant to the dispute resolution provisions set forth in the Agreement.

(i)

Power Curve Liquidated Damages Calculation

Power Curve Liquidated Damages shall be calculated using the following formula;

(1) The Power Curve Test result

: GL-(MEO/NEO*100) =  PC_Test_Result

(2) The Power Curve Test has passed if

: PC_Test_Result ≤ 0

(3) The Power Curve Test has failed if

: PC_Test_Result > 0

(4) Liquidated damages if failed

: PC_Test_Result * N * PCLD =  USD

Power Curve Assumptions

The Power Curve assumes that (i) site conditions are consistent with the average site conditions described in the Climatic Data Sheet, (ii) the Turbine Equipment is undamaged and the air foils are as clean as possible during any Measurement Test, (iii) all anemometers have been “run-in” prior to calibration and have been calibrated before and after any Measurement Test, and (iv) the Wind Turbines are being operated in accordance with the Operating Manual and any Project Specific Operational Requirements.  In determining whether or not a Nominated Wind Turbine is performing in accordance with the Power Curve, adjustments shall be made for the actual altitude, temperature, air density and air pressure which such Nominated Wind Turbine experiences at the Project Site.  If any of the above assumptions are determined to be inaccurate through no fault of Supplier and the results of the Measurement Test determine that the MEO of the Nominated Wind Turbines is below the GL of the NEO, then Supplier shall not be liable for Power Curve Liquidated Damages or any costs and expenses for any Remeasurement Test that may be requested by Buyer.

Test Methodology

All Measurement Tests are to be conducted in accordance with the Measurement Test Standards and are subject to the following additional requirements:

•

Instrumentation (including mast-mounting of anemometers as well as current and voltage transformers) shall be in accordance with IEC 61400-12-1.

•

All uncertainty analysis shall be based on the methods of IEC 61400-12-1 and ISO Guide.

•

Only data recorded with ‘released brakes’ shall be included in the Measurement Test.

•

Functionality tests (temperature of gear and generator, correct cut-in, shift between small and large generator, etc.) shall be performed before any Measurement Test.

•

Data recorded during precipitation or unusual atmospheric conditions shall be discarded.

•

Only data where the Nominated Wind Turbine is connected to the grid shall be used to determine the Power Curve.

All issues concerning the test methodology, including Buyer proposed deviations from the Measurement Test Standards, must be agreed to by Supplier before commencement of the Initial Measurement Test.  If the conditions of the test methodology outlined in this Section cannot be complied with, the Parties shall seek to agree on a method which has the same level of uncertainty in the measurement as the test methodology outlined herein.  If practicable, the parties may agree to move one or more Nominated Wind Turbines, at Buyer’s sole cost and expense, to another location where the conditions are in compliance with the Measurement Test Standards and/or site calibration is not required.

Test Duration

Any Measurement Test shall be completed when enough data has been compiled in accordance with the Measurement Test Standards.

Results of the Test

For each of the Nominated Wind Turbines tested, the Power Curve is recalculated in accordance with the principles of IEC 61400-12-1 to the reference air density given in ‘Schedule 1: Nominal Energy Output and Wind Speed Distribution’.

The reference wind speed frequency distribution shall be calculated according to the following:

Where

A is the Weibull scale parameter as defined in Schedule 1

k is the Weibull shape parameter as defined in Schedule 1

From the recalculated power curves and the reference wind speed distribution given in ‘Schedule 1: Nominal Energy Output and Wind Speed Distribution’, the annual energy production of the Nominated Wind Turbines is determined in accordance with IEC 61400-12-1.

Uncertainty

The calculation of uncertainty shall be based on the methods of IEC 61400-12-1 and ISO Guide.

Uncertainties stemming from instruments described and specified in IEC 61400-12-1 and MEASNET, shall be in full compliance with IEC 61400-12-1 and MEASNET.

Remedies not a Penalty

THE PARTIES ACKNOWLEDGE AND AGREE THAT IT IS DIFFICULT OR IMPOSSIBLE TO DETERMINE WITH PRECISION THE AMOUNT OF DAMAGES THAT WOULD OR MIGHT BE INCURRED BY BUYER AS A RESULT OF THE FAILURE TO ACHIEVE THE GL OF THE NEO.  IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT (I) BUYER SHALL BE DAMAGED BY THE FAILURE OF THE WIND TURBINES TO ACHIEVE THE GL OF THE NEO, (II) IT WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES RESULTING THEREFROM, (III) ANY SUMS WHICH WOULD BE PAYABLE UNDER THIS EXHIBIT B ARE IN THE NATURE OF LIQUIDATED DAMAGES, AND NOT A PENALTY, AND ARE FAIR AND REASONABLE, AND (IV) EACH PAYMENT REPRESENTS A REASONABLE ESTIMATE OF FAIR COMPENSATION FOR THE LOSSES THAT MAY REASONABLY BE ANTICIPATED FROM EACH SUCH FAILURE.  PAYMENT OF THE LIQUIDATED DAMAGES SET FORTH IN THIS EXHIBIT B WILL BE THE SOLE AND EXCLUSIVE REMEDY OF BUYER AND THE SOLE AND EXCLUSIVE LIABILITY AND EXCLUSIVE MEASURE OF DAMAGES OF SUPPLIER WITH RESPECT TO ANY FAILURE OF THE NOMINATED WIND TURBINES TO ACHIEVE THE GL OF THE NEO.  ONCE PAYMENT OF SUCH LIQUIDATED DAMAGES HAS BEEN PAID, SUPPLIER SHALL BE RELIEVED OF ANY AND ALL FURTHER LIABILITY IN RESPECT OF SUCH FAILURE.

Exclusions

Supplier is not and shall not be held liable for failure to achieve the GL of the NEO to the extent caused by or arising out of any of the following:

Alterations or repairs carried out by Persons not authorized in writing by Supplier;

Services provided by, or the use of materials, layouts and/or designs supplied or required by any party other than Supplier and its Subcontractors;

Conditions at the Project Site, including wind shear, turbulence, lightning, hail, ice or dust storms, which are outside the Measurement Test Standards and wind turbine operation parameters;

The siting, operation or use of Turbine Equipment outside the parameters set forth in the Operating Manual, service bulletins, Project Specific Operational Requirements, if any, or the Technical Specifications attached as Exhibit D to the Wind Turbine Supply Agreement;

The failure of the Balance of Plant Work to be constructed in accordance with the requirements of the Wind Turbine Supply Agreement; or

Buyer or any Other Contractor having made configuration changes to the operating parameters of the Wind Turbines, including de-rating.

CONFORMING MODIFICATIONS

If Supplier has made modifications, adjustments or improvements to any Nominated Wind Turbine during the Performance Warranty Period in order to pass any Remeasurement Test, then Supplier shall make the same modifications, adjustments or improvements to all of the other Wind Turbines of the same model supplied to the Project Site pursuant to the Wind Turbine Supply Agreement.

MAXIMUM LIABILITY

Supplier’s maximum aggregate liability for Power Curve Liquidated Damages shall not exceed ten percent (10%) of the Maximum Liability.  Any amounts paid by Supplier in respect of Power Curve Liquidated Damages under this Agreement shall be applied Dollar for Dollar toward Supplier’s aggregate liability cap in the Agreement of one hundred percent (100%) of the Maximum Liability.

Schedule 1: Nominal Energy Output and Wind Speed Distribution.

The warranted power curve is valid for an annual average air density of 1.225 kg/m3 and subject to the conditions set forth in the Wind Turbine general specification TSD 4000258-02 EN.

Annual hours

≈

8760 hours

Annual mean wind speed

=

7.7 meters per second

A (Weibull scale parameter)

=

8.7 meters per second

k (Weibull shape parameter)

=

2.2

Wind Speed Bin [m/s]	Nominal Wind Speed Distribution in whole m/s bins [hours/y]	Nominal Wind Speed Distribution in half m/s bins [hours/y]	Warranted Power Curve for reference air density [kW]	Measured Power Curve adjusted to reference air density [kW]	(NEO) Nominal Energy Output [kWh/y]	(MEO) Measured Energy Output [kWh/y]
A	B	C	D	E	(B x D)	(C x E)
0	16.3	3.6
0.5		36.3
1	165.1	82.1
1.5		131.7
2	364.9	182.5
2.5		232.6
3	559.9	280.4
3.5		324.5
4	726.1	363.8	28		20,331
4.5		397.2
5	846.1	423.9	144		121,840
5.5		443.6
6	910.2	456.0	309		281,250
6.5		461.1
7	916.6	459.1	511		468,375
7.5		450.6
8	871.0	436.2	758		660,238
8.5		416.6
9	785.0	392.9	1017		798,310
9.5		365.9
10	673.0	336.7	1285		864,790
10.5		306.1
11	550.1	275.0	1504		827,295
11.5		244.2
12	429.2	214.4	1637		702,633
12.5		186.1
13	320.1	159.8	1650		528,030
13.5		135.6
14	228.2	113.8	1650		376,538
14.5		94.5
15	155.7	77.5	1650		256,832
15.5		62.9
16	101.6	50.5	1650		167,627
16.5		40.1
17	63.5	31.5	1650		104,702
17.5		24.5
18	37.9	18.8	1650		62,590
18.5		14.3
19	21.7	10.8	1650		35,810
19.5		8.0
20	11.9	5.9	1650		19,607
20.5		4.3
21	6.2	3.1	0		0
21.5		2.2
22	3.1	1.5	0		0
22.5		1.1
23	1.5	0.7	0		0
23.5		0.5
24	0.7	0.3	0		0
24.5		0.2
25	0.3	0.1	0		0
>25.0	0.5	0.4
-			-	<< SUM >>	6,296,858

Exhibit C

Project Specific Operational Requirements

None.

Exhibit D

Climatic Data Sheet

Climatic Conditions

Client		Site
Name	Madison Gas & Electric Co.	Name	Top of Iowa 3
Address 1	P. O. Box 1231	Latitude	N43 21' 38.88"
Address 2	Madison, WI 53701-1231	Longitude	W93 17' 54.18"
Country	USA	Datum	WGS84
Phone no.	608-252-4748	WTG model	V82
Fax no.	608-252-7098	Hub height [m]	80
E-mail	gbollom@mge.com	No. of WTGs	18

Parameter	Symbol	Site Avg(1)	Site Max(2)	Unit

Normal wind conditions(3) (annual)
Measurement period for conditions	-	4/27/2001 to present		-
Height for conditions	m.a.g.l.	80	80	m
Weibull scale parameter	A	8.7	8.8	m/s
Weibull shape parameter	k	2.2	2.4	-
Mean wind speed	V	7.7	7.8	m/s
Mean ambient turbulence intensity(4)	TI	0,116	0.116%
Mean ambient turbulence intensity at 15m/s	TI15	0.112	0.112%
Standard deviation of TI at 15m/s	s15	0.021	0.021%
Mean air density	r	1.20	1.20	kg/m3
Exponential wind shear coefficient(5)	a	0.22	0.22	-

Extreme wind conditions(3) (50 yr return period)
Measurement period for conditions	-	4/27/2001 to present	-
Height for conditions	m.a.g.l.	80	m
Max 10 min. mean wind speed	V10min	35	m/s
Max 3 sec. gust wind speed	V3sec	40	m/s

Environmental conditions
Measurement period for conditions	-	to	-
Mean annual ambient temperature	T	7.2	deg. C
Extreme minimum ambient temperature	Tmin	-40	deg. C
Extreme maximum ambient temperature	Tmax	40	deg. C
Days of temperature above 40°C	-	0	days/yr
Days of temperature below -20°C	-	10	days/yr
Days with ice buildup	-	4	days/yr
Mean relative humidity	RH	70%
Salt spray present	-	yes no	-
Lightning density	-	2-4	Strikes/km2/yr

Topographic conditions
Height above sea level	m.a.s.l.	380 to 395	m
Max terrain slope in 100m radius of WTG(s)	-	6	deg.
Mean roughness length	z0	0.67	m

Layout conditions
Distance between individual WTGs in a row	Lin-row	410	m
Distance between individual rows	Lrow	574	m

		Wind rose(3)			Turbulence rose
Height for conditions		m.a.g.l	80	m	m.a.g.l	50	m

Sector	Degrees	A	k	Freq [%]	TI	TI15	s15
1	0	6.8	2.44	7.9	0.125	0.118	0.016
2	30	6.4	2.42	4.6	0.128	0.102	0.009
3	60	7.0	2.31	4.6	0.118	0.106	0.013
4	90	7.7	2.46	5.1	0.111	0.097	0.012
5	120	7.6	2.23	7.3	0.116	0.119	0.023
6	150	8.7	2.7	12.1	0.116	0.111	0.021
7	180	9.3	3	12.5	0.098	0.099	0.018
8	210	8.9	2.5	7.8	0.104	0.105	0.019
9	240	8.3	2.54	5.7	0.110	0.122	0.033
10	270	8.5	2.37	6.4	0.106	0.112	0.024
11	300	9.7	2.46	12.5	0.104	0.110	0.019
12	330	9.2	2.7	13.5	0.115	0.117	0.017

In addition to the above the following shall be supplied:

Site layout coordinates and datum in .txt or .xls format.

Site digital contour map; contour equidistance max 20m, preferably < 10m (not required for US sites).

In addition to the above the following may be requested (attach if available):

Min, max and mean turbulence as a function of wind speed and wind direction (e.g. a plot).

Min, max and mean wind shear as a function of wind speed and wind direction (e.g. a plot).

Notes:

(1) Average conditions for all WTGs on site for contractual purposes. If not available for preliminary assessment purposes use measured conditions.

(2) Conditions for most energetic WTG on site for contractual purposes. If not available for preliminary assessment purposes leave blank.

(3) Shall be hub height for contractual purposes. Can be measurement height for preliminary assessment purposes.

(4)

(5)

Exhibit E

Insurance Requirements

1.1

General.  Supplier and Buyer shall maintain or cause to be maintained the insurance required by this Exhibit E with insurance companies of recognized responsibility reasonably satisfactory to the other Party until all obligations of Supplier and Buyer pursuant to the Agreement have been fully discharged, unless otherwise stated herein.  Notwithstanding the foregoing, either Party may self-insure with respect to some or all of the coverages required by this Exhibit E (other than the All-Risk Property Insurance and the excess liability insurance coverages).  The requirements of this Exhibit E as to insurance and the acceptability to a Party of insurers and insurance to be maintained by Supplier or Buyer are not intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by Supplier or Buyer under the Agreement unless otherwise expressly indicated.

1.2

Notification.  A Party shall notify the other Party of any incident that would reasonably be expected to result in an insurance claim for an amount in excess of Fifty Thousand Dollars ($50,000) and keep the other Party timely apprised of insurance claim proceedings.

1.3

Supplier’s Insurance.

1.3.1

Commercial General Liability Insurance; Policy Exclusions.  From the Commissioning Completion Date for the first Wind Turbine and through the end of the Term, Supplier shall maintain, or cause to be maintained, Commercial General Liability Insurance on an “occurrence” or “claims-made” basis, including coverage for products/completed operations, broad form property damage, blanket contractual liability for both oral and written contracts and personal injury, with primary coverage limits of no less than One Million Dollars (U.S. $1,000,000) for injuries or death to one or more Persons or damage to property resulting from any one occurrence and a One Million Dollars (U.S. $1,000,000) aggregate limit.

1.3.2

Commercial Automobile Liability Insurance.  From the Commissioning Completion Date for the first Wind Turbine and through the end of the Term, Supplier shall maintain or cause to be maintained Commercial Automobile Liability Insurance on an “occurrence” basis, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of not less than One Million Dollars (U.S. $1,000,000) per accident with respect to bodily injury, property damage or death.

1.3.3

Excess Liability Insurance.  From the Commissioning Completion Date for the first Wind Turbine and through the end of the Term, Supplier shall maintain or cause to be maintained Excess Liability Insurance of not less than Five Million Dollars (U.S. $5,000,000).  Such coverage shall be on an “occurrence” or “claims-made” basis and over and above the coverage provided by the policies described in Sections 1.3.1 and 1.3.2 of this Exhibit E.  The excess policies shall not contain endorsements which restrict coverages as set forth in Sections 1.3.1 and 1.3.2 of this Exhibit E and which are provided in the underlying policies.

1.3.4

Workers’ Compensation and/or Disability Insurance.  From the Commissioning Completion Date for the first Wind Turbine and through the end of the Term, Supplier shall maintain or cause to be maintained Workers’ Compensation Insurance, Disability Benefits Insurance and such other forms of insurance as are required by law to provide for the Project on an “occurrence” basis covering Losses resulting from injury, sickness, disability or death of the employees of Supplier, with limits of not less than One Million Dollars (U.S. $1,000,000) per accident, One Million Dollars (U.S. $1,000,000) for disease, and One Million Dollars (U.S. $1,000,000) for each employee.

1.4

Buyer’s Insurance.

1.4.1

All Risk Property Insurance.  From the Commissioning Completion Date for the first Wind Turbine and through the end of the Term, Buyer shall maintain or cause to be maintained All Risk Property Insurance (including earth movement and flood, collapse, sinkhole and subsidence) on a completed value form.  Earth movement coverage shall include coverage for any natural or man-made earth movement, including earthquake or landslide, regardless of any other cause or event contributing concurrently or in any other sequence of Losses.  Flood coverage shall include coverage for waves, tide or tidal water, rising or overflowing of lakes, ponds, reservoirs, rivers, harbors, streams, or other bodies of water, whether or not driven by wind. The All Risk Property Insurance shall be on a “replacement cost” basis and include removal of debris.

1.4.2

Commercial General Liability Insurance; Policy Exclusions.  From the Commissioning Completion Date for the first Wind Turbine and through the end of the Term, Buyer shall maintain, or cause to be maintained, Commercial General Liability Insurance for the Project on an “occurrence” or “claims-made” basis, including coverage for premises/operations explosion, collapse and underground hazards, products/completed operations, broad form property damage, blanket contractual liability for both oral and written contracts and personal injury, with primary coverage limits of no less than One Million Dollars (U.S. $1,000,000) for injuries or death to one or more Persons or damage to property resulting from any one occurrence and a One Million Dollars (U.S. $1,000,000) aggregate limit.

1.4.3

Commercial Automobile Liability Insurance.  From the Commissioning Completion Date for the first Wind Turbine and through the end of the Term, Buyer shall maintain or cause to be maintained Commercial Automobile Liability Insurance on an “occurrence” basis, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of not less than One Million Dollars (U.S. $1,000,000) per accident with respect to bodily injury, property damage or death.

1.4.4

Excess Liability Insurance.  From the Commissioning Completion Date for the first Wind Turbine and through the end of the Term, Buyer shall maintain or cause to be maintained Excess Liability Insurance of not less than Five Million Dollars (U.S. $5,000,000).  Such coverage shall be on an “occurrence” or “claims-made” basis and over and above the coverage provided by the policies described in Sections 1.4.1, 1.4.2 and 1.4.3 of this Exhibit E.  The excess policies shall not contain endorsements which restrict coverages as set forth in Sections 1.4.1, 1.4.2 and 1.4.3 of this Exhibit E and which are provided in the underlying policies.

1.4.5

Workers’ Compensation and/or Disability Insurance.  From the Commissioning Completion Date for the first Wind Turbine and through the end of the Term, Buyer shall maintain or cause to be maintained Workers’ Compensation Insurance, Disability Benefits Insurance and such other forms of insurance as are required by law to provide for the Project on an “occurrence” basis covering Losses resulting from injury, sickness, disability or death of the employees of Buyer, with limits of not less than One Million Dollars (U.S. $1,000,000) per accident, One Million Dollars (U.S. $1,000,000) for disease, and One Million Dollars (U.S. $1,000,000) for each employee.

1.5

Additional Insurance Policies.  Supplier and Buyer may, at their own expense, purchase and maintain or cause to be maintained such other or additional insurance (as to risks covered, policy amounts, policy provisions or otherwise) which they may require.

1.6

Claims Made Policy.  In the event that any policy is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, Supplier or Buyer shall obtain for each such policy or policies the broadest basic and supplemental extended reporting period coverage or “tail” reasonably available in the commercial insurance market for each such policy or policies and shall provide the other Party with proof that such basic and supplemental extended reporting period coverage or “tail” has been obtained.  If a Party fails to provide the other Party with proof of such coverage, the other Party may purchase the coverage, and the Party failing to provide proof of such coverage shall reimburse the other Party for the full cost of such coverage.

1.7

Verification of Coverage.  Prior to the Commencement Date for the first Wind Turbine, each Party shall deliver to the other Party certificates of insurance or other reasonably satisfactory evidence verifying that the insurance coverages outlined in this Exhibit E are in full force and effect and naming the other Party and the Financing Parties as an additional insured.

1.8

Deductibles.  Payment of the deductible or self-retention amount shall be the responsibility of the Party required to maintain the policy of insurance hereunder and shall be payable by such Party on the same terms and conditions as if such Party were the insurer thereunder and the policy of insurance contained no provisions for a deductible or self-insured retention.  A Party shall obtain the prior written approval of the other Party to any deductible or self-retention amount exceeding Two Million Dollars ($2,000,000) for any policy of insurance hereunder.

1.9

Terms and Provisions of the Policies.  All policies of insurance required to be maintained by either Party under this Exhibit E shall: (a) for policies naming both Parties as insureds, provide a severability of interests clause and be deemed to constitute a separate contract with each insured; (b) shall provide (whether by endorsement or otherwise) that such policies are primary to and not excess to or on a contributing basis with any insurance or self-insurance maintained by the other Party; and (c) with the exception of Worker’s Compensation and Disability Insurance, be endorsed to name as an additional insured the other Party and, where applicable, the Financing Parties, and the successors and assigns of each of them.  All policies of insurance required to be maintained by either Party under this Exhibit E shall provide that they may not be canceled, not renewed (or their renewal refused) or materially changed without thirty (30) days’ prior written notice to such Party.  Each Party shall provide written notice to the other Party no later than five (5) days following receipt of any such notice.  Furthermore, such policies shall contain the following unless waived in writing by both Parties::

1.9.1

Notice of Injurious Exposure to Conditions (Third Party Policies Only).  The failure of any agent, servant, or employee of any insured to notify the insurer of any occurrence of which he has knowledge shall not invalidate the insurance afforded by this policy as respects any additional insured.

1.9.2

Knowledge of Injurious Exposure to Conditions (Third Party Policies Only).  The knowledge of an occurrence by the agent, servant, or employee of the insured shall not in itself constitute knowledge by the insured, unless the insured’s risk management department shall have received such notice from its or their agent, servant, or employee.

1.9.3

Errors and Omissions.  The coverages afforded by each policy shall not be invalidated or affected by any unintentional errors or omissions in any information required to be reported.

1.10

Subrogation Waiver.  Except as otherwise provided in this Exhibit E, Buyer and Supplier waive all subrogation rights against (a) each other, (b) any of the other’s subcontractors (of any tier), agents and employees, and (c) any of the other’s consultants, separate contractors, if any, and any of their subcontractors (of any tier), agents and employees, for damages caused by fire or other causes of Loss to the extent covered by All Risk Property Insurance obtained pursuant to Section 1.4.1 or other property insurance covering any property that is part of the Project.

Exhibit F

Project Site Description

Property #1

West Half (W 1/2) of the Southwest Quarter (SW 1/4) of Section 21, and the West Half (W 1/2) of the Northwest Quarter (NW 1/4) of Section 28, all in Township 99 North, Range 21, West of the 5th P.M. Worth County, Iowa,

EXCEPT:

The North 561.00 feet of the East 444.00 feet of the Northwest Quarter (NW 1/4) of the Southwest Quarter (SW 1/4) of Section Twenty-one (21); township Ninety-nine (99); Range Twenty-one West (R 21 W) of the 5th Prime Meridian, Worth County, Iowa containing 5.72 acres more or ess which includes 0.34 acres of existing public right of way.

Property #2

The West Half (W 1/2) of the Southeast Quarter (SE 1/4) and the East Half (E 1/2) of the Southwest Quarter (SW 1/4) of Section Twenty-one (21), and the Northeast Quarter (NE 1/4) of the Northwest Quarter (NW 1/4) of Section Twenty-eight (28), all in Township Ninety-nine (99) North, of Range Twenty-one (21), West of the 5th P.M.

EXCEPT:

A parcel of land located in the Northeast Quarter (NE 1/4) of the Southwest Quarter (SW 1/4) and the Northwest Quarter (NW 1/4) of the Southeast Quarter (SE 1/4), all in Section Twenty-one (21), in Township Ninety-nine (99) North, of Range Twenty-one (21) West of the 5th P.M., Worth County, Iowa, more particularly described as follows:  Beginning at the center of said Section Twenty-one (21); thence S 90 degrees 00' E Four Hundred Seventy-two and Seven-tenths (472.7) feet along the North line of the Northwest Quarter (NW 1/4) of the Southeast Quarter (SE 1/4); thence S 0 degrees 00' E Three Hundred Eighty-two and Nine-tenths (382.9) feet; thence N 86 degrees 21' W One Hundred Nineteen and Two-tenths (119.2) feet; thence S 0 degrees 00' E Three Hundred Eighty-two and Six-tenths (382.6) feet; thence N 89 degrees 12' W Five Hundred Two and Four-tenths (502.4) feet; thence N 0 degrees 21' W Seven Hundred Sixty-six and Three-tenths (766.3) feet to the North line of the Northeast Quarter (NE 1/4) of the Southwest Quarter (SW 1/4); thence S 89 degrees 56' E One Hundred Fifty-three and Four-tenths (153.4) feet along said North line to the point of beginning.

Property #3

East One-half (E 1/2) of Southeast Quarter (SE 1/4) of Section Twenty-one (21) all in Township Ninety-nine (99) North, Range Twenty-one (21), West of the 5th P.M., Worth County, Iowa.

Property #4

North East Quarter (NE 1/4) of Section Twenty-eight (28), Township Ninety-nine (99) North, Range Twenty-one (21), West of the Fifth P.M.

Property #9

Southwest Quarter (SW 1/4) and the Southeast Quarter (SE 1/4) of the Northwest Quarter (NW 1/4), Section 28, Township 99 North, Range 21 West of the 5th P.M., Worth County, Iowa.

Property #10

The West One-half (W 1/2) of the Southeast Quarter (SE 1/4) of Section Twenty-eight (28) Township Ninety-nine (99) North of Range Twenty-one (21) West of the 5th P.M., Worth County, Iowa.

Property #11

The West Half (W½) of Southwest Quarter (SW¼) of Section Twenty-seven (27), and East One-half (E½) of Southeast Quarter (SE¼) of Section Twenty-eight (28), all in Township Ninety-nine (99) North, of Range Twenty-one (21), West of the 5th P.M., Worth County, Iowa, except parcel of land situated in the Southeast Corner of the Southeast Quarter, of Section Twenty-eight (28), Township Ninety-nine (99) North, of Range Twenty-one (21), West of the 5th P.M., and more particularly described as follows, to-wit:  Commencing at a point 2 rods North and 1½ rods West of the Southeast Corner of Section 28, and running thence North 11½ rods; thence West 14 rods; thence South 11½ rods; and thence 14 rods to place of beginning, also excepting therefrom A parcel of land located in the E½ of the SE ¼ of Section 28, Township 99 North, Range 21 West of the 5th P.M., Worth County, Iowa, more particularly described as follows:  Commencing at the E ¼ Corner of said Section 28, thence South 1273.3 feet along the East line of the SE ¼ of said Section 28 to the point of beginning, thence S 88° 46' W 490.5 feet, thence North 105.0 feet, thence West 845.9 feet to the West line of said E½-SE¼, thence S 0° 52' 30" E 748.4 feet along said West line, thence East 834.5 feet, thence North 593.3 feet, thence N 88° 46' E 490.5 feet to said East line, thence North 50.0 feet along said East line to the point of beginning, containing 15.00 Acres of which 0.05 Acres is in county road easement.  The East line of the SE¼ of Section 28-99-21 is assumed to bear North and South.

Property #12

The West One-half (W 1/2) of the Southeast Quarter (SE 1/4); and the East One-half (E 1/2) of the Southwest Quarter (SW 1/4) of Section Twenty-Seven (27) in Township Ninety-nine (99) North, of Range Twenty-one (21), West of the 5th P.M., Worth County, Iowa.

Property #13

Northeast Quarter of the Southeast Quarter of Section 27, Township 99 North, Range 21 West,

Southeast Quarter of the Southeast Quarter except the church in Southeast corner of Section 27, Township 99 North, Range 21 West,

Said church site described as follows:  Beginning at the Southeast corner of Southeast Quarter, thence W 12 rods; thence North 27 rods; thence East 12 rods; thence South 27 rods to the point of beginning,

Also excepting a parcel of land commencing at a point twelve (12) rods West of the Southeast Corner of Section 27, township 99, Range 21; thence 27 rods North, thence 58 feet West, thence 27 rods South, thence 58 feet East, to point of beginning,

Also excepting a parcel of land commencing at a point 12 rods and 58' west of the Southeast corner of Section 27, Township 99, Range 21, West of the 5th P.M.; thence North 27 rods; thence West 19 feet; thence South 27 rods; thence East 19 feet to the point of beginning.  Also excepting a parcel of land commencing at a point 16 rods and 11 feet west of the Southeast corner of section 27, Township 99, Range 21; thence North 27 rods; thence West 22 feet; thence South 27 rods; thence East 22 feet to point of beginning,

Also excepting a parcel of land commencing at a point 297 feet West of the Southeast corner of Section 27, Township 99, Range 21; thence West on the section line 42 feet; thence North 656.5 feet; thence East 339 feet to the East section line; thence South on the east section line 211 feet; thence West 297 feet; thence South 445.5 feet to the place of beginning, containing 2.07 acres more or less,

Also excepting therefrom all that part of the Southeast Quarter of the Southeast Quarter of Section 27, Township 99 North, Range 21 West, lying South of the centerline of Worth County Road A-38 (also known as 410th Street).

Property #20

(i)

The Southwest Quarter (SW 1/4) except the West Four and One-Half (4-1/2) rods of the South Forty-Five (45) rods thereof; and the South Half (S 1/2) of South Half (S 1/2) of Northwest Quarter (NW 1/4); of Section Twenty-six (26), in Township Ninety-nine (99) North, of Range Twenty-one (21), West of the 5th P.M., Worth County, Iowa.

Exhibit G

Site Plan

Note: Locations of Crane Pads are as set forth in Exhibit H.1; Access Road locations and specifications to be provided pursuant to Exhibit G.2.

Exhibit H

Post Term Parts Warranty Terms and Conditions

If a replacement Part has been installed in the Turbine Equipment during the final year of the Term and Buyer discovers a Defect in such replacement Part after expiration of the Term but within one year of the date of installation of such replacement Part, Supplier shall replace the Part provided that Buyer complies with the following terms and conditions:

1.

Buyer must ship the allegedly Defective Part to Supplier at the site office of Supplier nearest to the Project Site at Buyer’s sole cost and expense.

2.

If Supplier agrees that the returned Part is a Defective Part, Supplier shall, at its sole cost and expense, ship a replacement Part for the Defective Part to the Project Site.

3.

If Supplier does not agree that the returned Part is a Defective Part, Supplier shall notify Buyer of such dispute, and the Parties will make all reasonable efforts to amicably settle the dispute.  If amicable settlement is not possible, the Parties shall refer the dispute to binding arbitration pursuant to the provisions contained in Article 10 of the Agreement.

4.

If the replacement Part is determined by the arbitrator to be a Defective Part, Supplier shall comply with the provisions of Section 2 of this Exhibit H and reimburse Buyer for all reasonable attorneys’ fees and expenses in accordance with Section 10.2 of the Agreement.  If the replacement Part is determined by the arbitrator not to be a Defective Part, Supplier shall return the part to Buyer, and Buyer shall reimburse Supplier for all reasonable attorneys’ fees and expenses in accordance with Section 10.2 of the Agreement.

5.

If Buyer wishes to have a replacement Part sent by Supplier prior to (i) returning the allegedly Defective Part, or (ii) a final determination being made regarding whether such Part is a Defective Part, then Buyer may issue a purchase order for a replacement Part.  Supplier shall process such purchase order upon receipt thereof and ship a replacement Part to the Project Site.  If, following the issuance of such a purchase order, (i) Buyer fails to return the allegedly Defective Part to Supplier within fifteen (15) days of issuing the purchase order, or (ii) a final determination is made that the returned Part is not a Defective Part, then Buyer shall be required, within ten (10) days of such date, to pay Supplier the Supplier’s then current list price for the replacement Part previously shipped.

6.

If Supplier is responsible for the costs and  expenses for shipping of Parts to the Project Site,  Supplier will pay for standard ocean freight (if applicable) and standard inland ground shipping, but will not be required to incur any expedited shipping charges.

7.

A Defective Part shall become the property of Supplier once a replacement Part for such Defective Part has been shipped to the Project Site.

Exhibit I

Sound Level Performance Standard

Warranted Sound Power Level V82 WTG IEC Class II

When measured in accordance with the Sound Level Testing Procedures attached as Exhibit J to the Agreement, the V82 WTG IEC Class II warranted sound power level at 8m/s (10m height) is

Lwa = 103.2dB(A)

This warranted sound level is subject to a tolerance for measurement uncertainties of the greater of (i) the actual measurement uncertainty determined in accordance with the Sound Level Test Standard and (ii) ± 2dB(A).  If the measured sound level is at or below the warranted sound level plus the uncertainty determined pursuant to the preceding sentence, the standard has been met.

Exhibit J

Sound Level Testing Procedures

1.

Defined Terms.  Initially-capitalized terms used herein without other definition shall have The meanings specified in Article 1 and Exhibit B of the Warranty Agreement (the “Agreement”) to which this Exhibit J is attached unless the context requires otherwise.  In addition, the following terms shall have the following respective meanings defined herein:

“Calculation Period Years” or “CPY” means twenty minus the number of years between the Commissioning Completion Date for a Wind Turbine and the date Sound Level Liquidated Damages are calculated with respect to such Wind Turbine.

“Electricity Price” or “EP” means $50 per MWh.

“Independent Tester” means any of the following independent companies: Risø, Tripod, Windtest, Garrad Hassan America, Inc., or Global Energy Concepts, which companies are hereby approved by the Parties to conduct the Measurement Tests, or another qualified independent company mutually agreed by Supplier and Buyer.

“NEOA” means the Nominal Energy Output calculated using the Power Curve as adjusted to meet the Sound Level Performance Standard, multiplied by the nominal wind distribution.

“Sound Level Performance Standard” means the sound level performance standard set forth in Exhibit I to the Agreement.

“Sound Level Test Standard” means the test protocol as defined in IEC 61400-11-ed2:2002.

“Sound Level Test Turbine” means a Wind Turbine selected by Buyer for the Sound Level Test in accordance with Section 3.1 of this Exhibit J.

2.

Interpretation. The rules of interpretation set forth in Article 1 of the Agreement shall apply to this Exhibit J, except that references in this Exhibit J to a section or paragraph shall be to a section or paragraph of this Exhibit J unless otherwise indicated.

3.

Sound Level Testing.

3.1

Sound Level Test Procedures.  Prior to the date which is six (6) months prior to the end of the Defect Warranty Period for a Wind Turbine, Buyer may request that one or more tests (each a “Sound Level Test”) be performed on such Wind Turbine if Buyer has reasonable doubts about such Wind Turbine’s conformance with the Sound Level Performance Standard, which doubts are based on (i) written notification from a Governmental Authority of an alleged violation of a Buyer Permit or (ii) an alleged violation of Applicable Law contained in a complaint or similar notice of action or proceeding filed by a third party with a Governmental Authority against Buyer.  The Sound Level Test(s), if requested, shall be performed on the Sound Level Test Turbine(s) by an Independent Tester.  The Sound Level Test(s) shall be conducted in accordance with the Sound Level Test Standard and the Technical Specifications.  Prior to commencement of a Sound Level Test, the blades must be assessed by the Independent Tester as being clean and free of damage.  Buyer shall notify Supplier in writing fourteen (14) days in advance of the commencement of a Sound Level Test, and Supplier shall have the right to be present at the Sound Level Test.   Buyer shall immediately provide Supplier with a written report of the results of any Sound Level Test.  If a Sound Level Test Turbine achieves the Sound Level Performance Standard, then the Sound Level Warranty shall have been achieved and Buyer shall be responsible for all costs incurred by Supplier with respect to such Sound Level Test.

3.2

Procedures on Sound Level Test Failure.  Should a Sound Level Test Turbine fail to achieve the Sound Level Performance Standard through no fault of Buyer, Supplier shall, (i) make all commercially reasonable efforts to repair or modify the Wind Turbine in order to meet the Sound Level Performance Standard or obtain, on behalf of Buyer, a full and final release, or other final settlement with the Governmental Authority or third party claiming to be affected by such Sound Level Test Turbine’s failure to meet the Sound Level Performance Standard; and (ii) reimburse Buyer for the costs of performing the Sound Level Test within thirty (30) days of Supplier’s receipt of the results of such Sound Level Test.   Following the completion of such repairs or modifications, Supplier shall provide Buyer with written notice that the Sound Level Test Turbine is ready for a new Sound Level Test.  Within thirty (30) days of Buyer’s receipt of such notice, Buyer shall conduct a new Sound Level Test to be performed at Supplier's sole expense.   Buyer shall notify Supplier in writing fourteen (14) days in advance of the commencement of such Sound Level Test, and Supplier shall have the right to be present at such Sound Level Test. The testing and repair or modification procedure described in this Section 3.2 shall be repeated until such time as the Sound Level Test Turbine achieves the Sound Level Performance Standard, provided, however, that if the Sound Level Test Turbine has failed to achieve the Sound Level Performance Standard by the end of the Term, through no fault of Buyer, then the following remedies shall apply.

3.3

Remedies.  Provided that Buyer has received a written order from a Governmental Authority restricting the operation of such Sound Level Test Turbine due to the sound levels generated by such Sound Level Test Turbine, then such Sound Level Test Turbine shall be derated or have its operational parameters otherwise adjusted to the extent needed to meet the Sound Level Performance Standard and Supplier shall pay a lump sum to Buyer calculated by taking the net present value of the Sound Level Liquidated Damages calculated using a discount rate of fifteen percent (15%), where the Sound Level Liquidated Damages are determined as follows:

Sound Level Liquidated Damages = (GL of the NEO1- GL of the NEOA)*EP*CPY

3.4

Maximum Liability.  For each Sound Level Test Turbine which fails a Sound Level Test, Supplier’s maximum aggregate liability with respect such Sound Level Test Turbine shall not exceed ten percent (10%) of the per Wind Turbine pro rata share of the Maximum Liability.  Any Sound Level Liquidated Damages paid by Supplier under this Agreement shall be applied Dollar for Dollar toward Supplier’s aggregate liability cap in the Agreement of one hundred percent (100%) of the Maximum Liability.